ITEM 3.        LEGAL PROCEEDINGS

Lead pigment litigation

        The Company was formerly involved in the manufacture of lead pigments for use in paint and lead-based paint. During the past 14 years, the Company has been named as a defendant or third party defendant in various legal proceedings alleging that the Company and approximately seven other companies that formerly manufactured lead pigments for use in paint (together, the "former pigment manufacturers") and lead-based paint are responsible for personal injury, property damage and governmental expenditures allegedly associated with the use of these products. These cases assert a combination of claims that generally include negligent product design, negligent failure to warn, supplier negligence, fraud and deceit, public and private nuisance, restitution, indemnification, conspiracy, concert of action, aiding and abetting, strict liability/failure to warn, and strict liability/defective design, violations of state consumer protection statutes, enterprise liability, market share liability, and similar claims. The Company has neither lost nor settled any of these cases. Considering the Company's previous involvement in the lead pigment and lead-based paint businesses, there can be no assurance that additional litigation, similar to that described below, will not be filed.

        The Company has not accrued any amounts for this litigation. There is no assurance that the Company will not incur future liability in respect of this pending litigation in view of the inherent uncertainties involved in court and jury rulings in pending and possible future cases. However, based on, among other things, the results of such litigation to date, the Company believes that the pending cases are without merit and will continue to defend the cases vigorously. Liability that may result, if any, cannot reasonably be estimated.

        In 1989 and 1990 the Housing Authority of New Orleans ("HANO") filed third-party complaints against the former pigment manufacturers and the Lead Industries Association (the "LIA") in 14 actions commenced by residents of HANO units seeking compensatory and punitive damages for injuries allegedly caused by lead pigment. All but two of these actions, Hall v. HANO, et al. (No. 89-3552) and Allen v. HANO, et al. (No. 89-427) Civil District Court for the Parish of Orleans, State of Louisiana, have been dismissed. These two cases have been inactive since 1992.

        In June 1989 a complaint was filed in the Supreme Court of the State of New York, County of New York, against the former pigment manufacturers and the LIA. Plaintiffs sought damages in excess of $50 million for monitoring and abating alleged lead paint hazards in public and private residential buildings, diagnosing and treating children allegedly exposed to lead paint in city buildings, the costs of educating city residents to the hazards of lead paint, and liability in personal injury actions against the City and the Housing Authority based on alleged lead poisoning of city residents (The City of New York, the New York City Housing Authority and the New York City Health and Hospitals Corp. v. Lead Industries Association, Inc., et al., No. 89-4617). As a result of pre-trial motions, the New York City Housing Authority is the only remaining plaintiff in the case and is pursuing damage claims only with respect to two housing projects. Discovery is proceeding.

        In August 1992 the Company was served with an amended complaint in Jackson, et al. v. The Glidden Co., et al., Court of Common Pleas, Cuyahoga County, Cleveland, Ohio (Case No. 236835). Plaintiffs seek compensatory and punitive damages for personal injury caused by the ingestion of lead, and an order directing defendants to abate lead-based paint in buildings. Plaintiffs purport to represent a class of similarly situated persons throughout the State of Ohio. While the trial court has denied plaintiffs' motion for class certification, discovery and pre-trial proceedings are continuing with the individual plaintiffs.

        In December 1998 the Company was served with a complaint on behalf of four children and their guardians in Sabater, et al. v. Lead Industries Association, et al. (Supreme Court of the State of New York, County of Bronx, Index No. 25533/98). Plaintiffs purport to represent a class of all children and mothers similarly situated in New York State. The complaint seeks damages from the LIA and other former pigment manufacturers for establishment of property abatement and medical monitoring funds and compensatory damages for alleged injuries to plaintiffs. Discovery regarding class certification is proceeding.

        In September 1999 an amended complaint was filed in Thomas v. Lead Industries Association, et al. (Circuit Court, Milwaukee, Wisconsin, Case No. 99-CV-6411) adding as defendants the former pigment manufacturers to a suit originally filed against plaintiff's landlords. Plaintiff, a minor, alleges injuries purportedly caused by lead on the surfaces of premises in homes in which he resided. Plaintiff seeks compensatory and punitive damages, and the Company has denied liability. Pre-trial motions and discovery are proceeding. Trial is scheduled for June 2003.

        In October 1999 the Company was served with a complaint in State of Rhode Island v. Lead Industries Association, et al. (Superior Court of Rhode Island, No. 99-5226). The State seeks compensatory and punitive damages for medical, school, and public and private building abatement expenses that the State alleges were caused by lead paint, and for funding of a public education campaign and health screening programs. Plaintiff seeks judgments of joint and several liability against the former pigment manufacturers and the LIA. A trial date has been set for September 2002 at which the issue of whether lead pigment in paint on Rhode Island buildings is a public nuisance will be tried, and discovery is proceeding.

        In October 1999 the Company was served with a complaint in Cofield, et al. v. Lead Industries Association, et al. (Circuit Court for Baltimore City, Maryland, Case No. 24-C-99-004491). Plaintiffs, six homeowners, seek to represent a class of all owners of nonrental residential properties in Maryland. Plaintiffs seek compensatory and punitive damages in excess of $20,000 per household for the existence of lead-based paint in their homes, including funds for monitoring, detecting and abating lead-based paint in those residences. Plaintiffs allege that the former pigment manufacturers and other companies alleged to have manufactured paint and/or gasoline additives, the LIA, and the National Paint and Coatings Association (the "NPCA") are jointly and severally liable. In August 2001 plaintiffs voluntarily dismissed substantially all of their claims, and in December 2001 the trial court dismissed the remaining claim. The time for appeal of that ruling has not expired.

        In October 1999 the Company was served with a complaint in Smith, et al.
v. Lead Industries Association, et al. (Circuit Court for Baltimore City, Maryland, Case No. 24-C-99-004490). Plaintiffs, seven minors, each seek compensatory damages of $5 million and punitive damages of $10 million for alleged injuries due to lead-based paint. Plaintiffs allege that the former pigment manufacturers and other companies alleged to have manufactured paint and/or gasoline additives, the LIA, and the NPCA are jointly and severally liable. The Company has denied liability, and all defendants filed motions to dismiss various of the claims. In February 2002 the trial court dismissed all claims except those relating to product liability for lead paint and the Maryland Consumer Protection Act. Pre-trial proceedings and discovery are continuing.

        In February 2000 the Company was served with a complaint in City of St. Louis v. Lead Industries Association, et al. (Missouri Circuit Court 22nd Judicial Circuit, St. Louis City, Cause No. 002-245, Division 1). Plaintiff seeks compensatory and punitive damages for its expenses discovering and abating lead-based paint, detecting lead poisoning and providing medical care and educational programs for City residents, and the costs of educating children suffering injuries due to lead exposure. Plaintiff seeks judgments of joint and several liability against the former pigment manufacturers and the LIA. The defendants' motion to dismiss the case is currently pending.

        In April 2000 the Company was served with a complaint in County of Santa Clara v. Atlantic Richfield Company, et al. (Superior Court of the State of California, County of Santa Clara, Case No. CV788657) brought against the former pigment manufacturers, the LIA and certain paint manufacturers. The County of Santa Clara seeks to represent a class of California governmental entities (other than the state and its agencies) to recover compensatory damages for funds the plaintiffs have expended or will in the future expend for medical treatment, educational expenses, abatement or other costs due to exposure to, or potential exposure to, lead paint, disgorgement of profit, and punitive damages. Santa Cruz, Solano, Alameda, San Francisco, and Kern counties, the cities of San Francisco and Oakland, the Oakland and San Francisco unified school districts and housing authorities and the Oakland Redevelopment Agency have joined the case as plaintiffs. Pre-trial proceedings and discovery are continuing.

        In June 2000 two complaints were filed in Texas state court, Spring Branch Independent School District v. Lead Industries Association, et al. (District Court of Harris County, Texas, No. 2000-31175), and Houston Independent School District v. Lead Industries Association, et al. (District Court of Harris County, Texas, No. 2000-33725). The School Districts seek past and future damages and exemplary damages for costs they have allegedly incurred or will incur due to the presence of lead-based paint in their buildings from the former pigment manufacturers and the LIA . The Company has denied all liability. Discovery and pre-trial motions are proceeding in both cases. Trial is scheduled in the Spring Branch case for September 2002.

        In June 2000 a complaint was filed in Illinois state court, Lewis, et al. v. Lead Industries Association, et al. (Circuit Court of Cook County, Illinois, County Department, Chancery Division, Case No. 00CH09800). Plaintiffs seek to represent two classes, one of all minors between ages six months and six years who resided in housing in Illinois built before 1978, and one of all individuals between ages six and twenty years who lived between ages six months and six years in Illinois housing built before 1978 and had blood lead levels of 10 micrograms/deciliter or more. The complaint seeks damages jointly and severally from the former pigment manufacturers and the LIA to establish a medical screening fund for the first class to determine blood lead levels, a medical monitoring fund for the second class to detect the onset of latent diseases, and a fund for a public education campaign. Pre-trial motions by the defendants to dismiss all claims are pending.

        In October 2000 the Company was served with a complaint filed in California state court, Justice, et al. v. Sherwin-Williams Company, et al. (Superior Court of California, County of San Francisco, No. 314686). Plaintiffs are two minors who seek general, special and punitive damages from the former pigment manufacturers and the LIA for injuries alleged to be due to ingestion of paint containing lead in their residence. The Company has denied all liability. Discovery is proceeding.

        In January 2001 the Company was served with a complaint in Gaines, et al., v. The Sherwin-Williams Company, et al. (Circuit Court of Jefferson County, Mississippi, Civil Action No. 2000-0604). The complaint seeks joint and several liability for compensatory and punitive damages from the Company, Sherwin-Williams, and four local paint retailers on behalf of a minor and his mother alleging injuries due to exposure to lead pigment and/or paint. The case has been removed to federal court and that court has dismissed the local paint retailers. Discovery and pre-trial motions are proceeding.

        In February 2001 the Company was served with a complaint in Borden, et al. v. The Sherwin-Williams Company, et al. (Circuit Court of Jefferson County, Mississippi, Civil Action No. 2000-587). The complaint seeks joint and several liability for compensatory and punitive damages from more than 40 manufacturers and retailers of lead pigment and/or paint, including the Company, on behalf of 18 adult residents of Mississippi who were allegedly exposed to lead during their employment in construction and repair activities. Pre-trial proceedings are continuing.

        In May 2001 the Company was served with a complaint in City of Milwaukee
v. NL Industries, Inc. and Mautz Paint (Circuit Court, Civil Division, Milwaukee County, Wisconsin, Case No. 01CV003066). Plaintiff seeks compensatory and equitable relief for lead hazards in Milwaukee homes, restitution for amounts it has spent to abate lead, and punitive damages. The Company has denied all liability. Pre-trial proceedings are continuing.

        In May 2001 the Company was served with a complaint in Harris County, Texas v. Lead Industries Association, et al. (District Court of Harris County, Texas, No. 2001-21413). The complaint seeks actual and punitive damages and asserts claims jointly and severally against the former pigment manufacturers and the LIA for past and future damages due to the presence of lead paint in County-owned buildings. The Company has denied all liability. Discovery and pre-trial motions are continuing.

        In June 2001 a complaint was filed in Jefferson  County School  District
v. Lead Industries Association, et al. (Circuit Court of Jefferson County, Mississippi, Case No. 2001-69). The complaint seeks joint and several liability for compensatory and punitive damages for the abatement of lead paint in Jefferson County Schools from the former pigment manufacturers and local paint retailers. The Company has denied all liability. The case was removed to federal court and pre-trial proceedings are continuing.

        In December 2001 the Company was served with a complaint in Quitman County School District v. Lead Industries Association, et al. (Circuit Court of Quitman County, Mississippi, Case No. 2001-0106). The complaint asserts joint and several liability and seeks compensatory and punitive damages for the abatement of lead paint in Quitman County schools from the former pigment manufacturers, local paint retailers and others. The Company has denied all liability. Pre-trial proceedings, including those related to the removal of the case to federal court, are continuing.

          In January and February 2002 the Company was served with complaints by 22 New Jersey municipalities and counties which have been consolidated as In re:
Lead Paint Litigation, Superior Court of New Jersey, Middlesex County, Case Code
702. Each complaint seeks abatement of lead paint from all housing and all public buildings in each jurisdiction and punitive damages jointly and severally from the former pigment manufacturers and the LIA. The Company intends to deny all allegations of liability.

        In January 2002 the Company was served with a complaint in Jackson, et al., v. Phillips Building Supply of Laurel, et al., Circuit Court of Jones

County, Mississippi, Dkt. Co. 2002-10-CV1. The complaint seeks joint and several liability from three local retailers and six non-Mississippi companies that sold paint for compensatory and punitive damages on behalf of four adults for injuries alleged to have been caused by the use of lead paint. The case has been removed to federal court. The Company has denied all allegations of liability and pre-trial proceedings are continuing.

        In February 2002 the Company was served with a complaint in Liberty Independent School District v. Lead Industries Association, et al. , District Court of Liberty County, Texas, No. 63,332. The school district seeks compensatory and punitive damages jointly and severally from the former pigment manufacturers and the LIA for property damage to its buildings. The Company has denied all allegations of liability.

        In addition to the foregoing litigation, various legislation and administrative regulations have, from time to time, been enacted or proposed that seek to (a) impose various obligations on present and former manufacturers of lead pigment and lead-based paint with respect to asserted health concerns associated with the use of such products and (b) effectively overturn court decisions in which the Company and other pigment manufacturers have been successful. Examples of such proposed legislation include bills which would permit civil liability for damages on the basis of market share, rather than requiring plaintiffs to prove that the defendant's product caused the alleged damage, and bills which would revive actions barred by the statute of limitations. While no legislation or regulations have been enacted to date which are expected to have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity, the imposition of market share liability or other legislation could have such an effect.

        The Company has filed actions seeking declaratory judgment and other relief against various insurance carriers with respect to costs of defense and indemnity coverage for certain of its environmental and lead pigment litigation. NL Industries, Inc. v. Commercial Union Insurance Cos., et al., Nos. 90-2124, -2125 (HLS) (District Court of New Jersey). The action relating to lead pigment litigation defense costs filed in May 1990 against Commercial Union Insurance Company ("Commercial Union") sought to recover defense costs incurred in the City of New York lead pigment case and two other lead pigment cases which have since been resolved in the Company's favor. The action relating to lead paint litigation defense costs has been settled. The Company has also settled insurance coverage claims concerning environmental claims with certain of the defendants in the New Jersey environmental coverage litigation, including the Company's principal former carriers, as more fully described below. The settled claims are to be dismissed from the New Jersey litigation in accordance with the terms of the settlement agreements. The Company also continues to negotiate with several other insurance carriers with respect to possible settlement of claims that are being asserted in the New Jersey environmental litigation, although there can be no assurance that settlement agreements can be reached with these other carriers. No further material settlements relating to litigation concerning environmental remediation coverage are expected. The issue of whether insurance coverage for defense costs or indemnity or both will be found to exist for lead pigment litigation depends upon a variety of factors, and there can be no assurance that such insurance coverage will be available. The Company has not considered any potential insurance recoveries for lead pigment or environmental litigation in determining related accruals.

Environmental matters and litigation

        The Company has been named as a defendant, PRP, or both, pursuant to CERCLA and similar state laws in approximately 75 governmental and private actions associated with waste disposal sites, mining locations and facilities currently or previously owned, operated or used by the Company, or its subsidiaries, or their predecessors, certain of which are on the U.S. EPA's Superfund National Priorities List or similar state lists. These proceedings seek cleanup costs, damages for personal injury or property damage, and/or damages for injury to natural resources. Certain of these proceedings involve claims for substantial amounts. Although the Company may be jointly and severally liable for such costs, in most cases it is only one of a number of PRPs who may also be jointly and severally liable.

        The extent of CERCLA liability cannot accurately be determined until the Remedial Investigation and Feasibility Study ("RIFS") is complete, the U.S. EPA issues a record of decision and costs are allocated among PRPs. The extent of liability under analogous state cleanup statutes and for common law equivalents are subject to similar uncertainties. The Company believes it has provided adequate accruals for reasonably estimable costs for CERCLA matters and other environmental liabilities. At December 31, 2001, the Company had accrued $107 million for those environmental matters which are reasonably estimable. The Company determines the amount of accrual on a quarterly basis by analyzing and estimating the range of reasonably possible costs to the Company. Such costs include, among other things, expenditures for remedial investigations,
monitoring,   managing,  studies,  certain  legal  fees,  cleanup,  removal  and remediation. It is not possible to estimate the range of costs for certain sites. The Company has estimated that the upper end of the range of reasonably possible costs to the Company for sites for which it is possible to estimate costs is approximately $160 million. The Company's estimate of such liability has not been discounted to present value and the Company has not reduced its accruals for any potential insurance recoveries. No assurance can be given that actual costs will not exceed either accrued amounts or the upper end of the range for sites for which estimates have been made, and no assurance can be given that costs will not be incurred with respect to sites as to which no estimate presently can be made. The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes with respect to site cleanup costs or allocation of such costs among PRPs, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by the Company to be required for such matters. Furthermore, there can be no assurance that additional environmental matters will not arise in the future. More detailed descriptions of certain legal proceedings relating to environmental matters are set forth below.

        In June 2000 the Company recognized a $43 million net gain from a settlement with one of the two principal former insurance carriers, and in December 2000 the Company recognized a $26.5 million net gain from a settlement with certain members of the other principal former insurance carrier. The settlement gains are stated net of $3.1 million in commissions, and the gross settlement proceeds of $72.6 million were transferred by the carriers to special purpose trusts established to pay future remediation and other environmental expenditures of the Company. A settlement with remaining members of the second carrier group was reached in January 2001, and the Company recognized a $10.3 million gain in the first quarter of 2001. In 2001 the Company also recognized $1.4 million of other litigation settlement gains. The settlements resolved court proceedings that the Company initiated to seek reimbursement for legal defense expenditures and indemnity coverage for certain of its environmental remediation expenditures. No further material settlements relating to litigation concerning environmental remediation coverage are expected. See Note 16 to the Consolidated Financial Statements.

        In July 1991 the United States filed an action in the U.S. District Court for the Southern District of Illinois against the Company and others (United States of America v. NL Industries, Inc., et al., Civ. No. 91-CV 00578) with respect to the Granite City, Illinois lead smelter formerly owned by the Company. The complaint seeks injunctive relief to compel the defendants to comply with an administrative order issued pursuant to CERCLA, and fines and treble damages for the alleged failure to comply with the order. The Company and the other parties did not implement the order, believing that the remedy selected by the U.S. EPA was invalid, arbitrary, capricious and was not selected in accordance with law. The complaint also seeks recovery of past costs and a declaration that the defendants are liable for future costs. Although the action was filed against the Company and ten other defendants, there are 330 other PRPs who have been notified by the U.S. EPA. Some of those notified were also respondents to the administrative order. In September 1995 the U.S. EPA released its amended decision selecting cleanup remedies for the Granite City site. In September 1997 the U.S. EPA informed the Company that past and future cleanup costs are estimated to total approximately $63.5 million. In 1999 the U.S. EPA and certain other PRPs entered into a consent decree settling their liability at the site for approximately 50% of the site costs. The Company and the U.S. EPA reached an agreement in principle in 1999 to settle the Company's liability at the site for $31.5 million. The Company and the U.S. EPA are negotiating a consent decree embodying the terms of this agreement in principle.

        The Company reached an agreement in 1999 with the other PRPs at a formerly owned lead smelter site in Pedricktown, New Jersey to settle the Company's liability for $6 million, of which $4.8 million has been paid as of December 31, 2001. The settlement does not resolve issues regarding the Company's potential liability in the event site costs exceed $21 million. The Company does not presently expect site costs to exceed such amount and has not provided accruals for such contingency.

        In 1998 the Company reached an agreement to settle litigation with the other PRPs at a lead smelter site in Portland, Oregon that was formerly owned by the Company. Under the agreement, the Company agreed to pay a portion of future cleanup costs. In 2000 the construction of the remediation was completed and is now in the operation and maintenance phase.

        In 2000 the Company reached an agreement with the other PRPs at the Baxter Springs subsite in Cherokee County, Kansas, to resolve the Company's liability. The Company and others formerly mined lead and zinc in the Baxter Springs subsite. Under the agreement, the Company agreed to pay a portion of the cleanup costs associated with the Baxter Springs subsite. The U.S. EPA has estimated the total cleanup costs in the Baxter Springs subsite to be $5.4 million. The remedial action phase of the cleanup is underway.

        In 1996 the U.S. EPA ordered the Company to perform a removal action at a formerly owned facility in Chicago, Illinois. The Company has complied with the order and has completed the on-site work at the facility. The Company is conducting an investigation regarding potential offsite contamination.

        Residents in the vicinity of the Company's former Philadelphia lead chemicals plant commenced a class action allegedly comprised of over 7,500 individuals seeking medical monitoring and damages allegedly caused by emissions from the plant. Wagner, et al. v. Anzon, Inc. and NL Industries, Inc., No. 87-4420, Court of Common Pleas, Philadelphia County. The complaint sought compensatory and punitive damages from the Company and the current owner of the plant, and alleged causes of action for, among other things, negligence, strict liability, and nuisance. A class was certified to include persons who resided, owned or rented property, or who work or have worked within up to approximately three-quarters of a mile from the plant from 1960 through the present. In December 1994 the jury returned a verdict in favor of the Company and the verdict was affirmed on appeal. Residents also filed consolidated actions in the United States District Court for the Eastern District of Pennsylvania, Shinozaki
v. Anzon, Inc. and Wagner and Antczak v. Anzon and NL Industries, Inc. Nos. 87-3441, 87-3502, 87-4137 and 87-5150. The consolidated action is a putative class action seeking CERCLA response costs, including cleanup and medical monitoring, declaratory and injunctive relief and civil penalties for alleged violations of the RCRA, and also asserting pendent common law claims for strict liability, trespass, nuisance and punitive damages. The court dismissed the common law claims without prejudice, dismissed two of the three RCRA claims as against the Company with prejudice, and stayed the case pending the outcome of the state court litigation.

        In 2000 the Company reached an agreement with the other PRPs at the Batavia Landfill Superfund Site in Batavia, New York to resolve the Company's liability. The Batavia Landfill is a former industrial waste disposal site. Under the agreement, the Company agreed to pay 40% of the future remedial construction costs, which the U.S. EPA has estimated to be approximately $11 million in total. Under the settlement, the Company is not responsible for costs associated with the operation and maintenance of the remedy. In addition, the Company received approximately $2 million from settling PRPs. The remedial action phase of the remedy is underway.

        In October 2000 the Company was served with a complaint in Pulliam, et al. v. NL Industries, Inc., et al., No. 49F12-0104-CT-001301, filed in superior court in Marion County, Indiana, on behalf of an alleged class of all persons and entities who own or have owned property or have resided within a one-mile radius of an industrial facility formerly owned by a subsidiary of the Company in Indianapolis, Indiana. Plaintiffs allege that they and their property have been injured by lead dust and particulates from the facility and seek unspecified actual and punitive damages and a removal of all alleged lead contamination under various theories, including negligence, strict liability, battery, nuisance and trespass. In December 2000 the Company answered the complaint denying all allegations of wrongdoing and liability. Discovery is proceeding.

        See Item 1.  "Business - Regulatory and Environmental Matters."

Other litigation

        The Company has been named as a defendant in various lawsuits in a variety of jurisdictions alleging personal injuries as a result of occupational exposure to asbestos, silica and/or mixed dust in connection with formerly owned operations. Various of these actions remain pending, including the following matters.

        In March 1997 the Company was served with a complaint in Ernest Hughes, et al. v. Owens-Corning Fiberglass, Corporation, et al., No. 97-C-051, filed in the Fifth Judicial District Court of Cass County, Texas, on behalf of approximately 4,000 plaintiffs and their spouses alleging injury due to exposure to asbestos and seeking compensatory and punitive damages. The Company has filed an answer denying the material allegations. The case has been inactive since 1998.

        In February 1999 and October 2000 the Company was served with complaints in Cosey, et al. v. Bullard, et al., No. 95-0069, and Pierce, et al. v. GAF, et al., No. 2006-150, filed in the Circuit Court of Jefferson County, Mississippi, on behalf of approximately 4,600 plaintiffs and 275 plaintiffs, respectively, alleging injury due to exposure to asbestos and/or silica and seeking compensatory and punitive damages. The Cosey case was removed to federal court and has been transferred to the eastern district of Pennsylvania for consolidated proceedings. The Company has filed answers in both cases denying the material allegations of the complaint.

        In  addition,  the Company is a defendant  in various  asbestos,  silica
and/or  mixed  dust  cases  pending  in  various   jurisdictions  on  behalf  of
approximately 6,900 personal injury claimants.

        In August and September 2000 the Company and one of its subsidiaries, NLO, Inc. ("NLO"), were named as defendants in four lawsuits filed in federal court in the Western District of Kentucky against the Department of Energy
("DOE") and a number of other defendants alleging that nuclear materials supplied by, among others, the Feed Materials Production Center ("FMPC") in Fernald, Ohio, owned by the DOE and formerly managed under contract by NLO, harmed employees and others at the DOE's Paducah, Kentucky Gaseous Diffusion Plant ("PGDP"). With respect to each of the cases listed below, the Company believes that the DOE is obligated to provide defense and indemnification pursuant to its contract with NLO, and pursuant to its statutory obligation to do so, as the DOE has in several previous cases relating to management of the FMPC, and the Company has so advised the DOE. Answers in the four cases have not been filed. The Company and NLO have moved to dismiss the complaints in all four actions and, as described below, three of the cases have been settled subject to court approval. If those motions are not granted, the Company and NLO intend to deny all allegations of wrongdoing and liability and to defend the cases vigorously.

* In Rainer, et al. v. E.I. du Pont de Nemours, et al., ("Rainer I") No. 5:00CV-223-M, plaintiffs purport to represent a class of former employees at the PGDP and a class consisting of members of the former employees' households and seek actual and punitive damages of $5 billion each for alleged negligence, infliction of emotional distress, ultra-hazardous activity/strict liability, strict products liability and battery. No answer or response to that complaint is yet due.

* In Rainer, et al. v. Bill Richardson, et al. ("Rainer II"), No. 5:00CV-220-M, plaintiffs purport to represent the same classes regarding the same matters alleged in Rainer I, and allege a violation of constitutional rights and seek the same recovery sought in Rainer I, as well as asserting claims for battery, fraud, deceit, and misrepresentation, infliction of emotional distress, negligence, and conspiracy, concert of action, joint venture and enterprise liability. No answer or response to that complaint is yet due.

* In Dew, et al. v. Bill Richardson, et al. ("Dew"), No. 5:00CV-221-M, plaintiffs purport to represent classes of all PGDP employees who sustained pituitary tumors or cancer as a result of exposure to radiation and seek actual and punitive damages of $2 billion each for alleged violation of constitutional rights, assault and battery, fraud and misrepresentation, infliction of emotional distress, negligence, ultra-hazardous activity/strict liability, strict products liability, conspiracy, concert of action, joint venture and enterprise liability, and equitable estoppel. Pre-trial proceedings and discovery continue.

* In Shaffer, et al. v. Atomic Energy Commission, et al. ("Shaffer"), No. 5:00CV-307-M, plaintiffs purport to represent classes of PGDP employees and household members, subcontractors at PGDP, and landowners near the PGDP and seek actual and punitive damages of $1 billion each and medical monitoring for the same counts alleged in Dew. In March 2001, the magistrate judge ordered that the landowner plaintiffs be severed from the action and pursue their claims in a separate action, Oreskovich v. Atomic Energy Commission, No. 01CV-63-M. All of the Oreskovich plaintiffs subsequently dismissed their claims against the Company and NLO with prejudice.

Subject to court approval, the Company and NLO have reached an agreement pursuant to which the Rainer I, Rainer II, and Shaffer cases against the Company and NLO will be settled and dismissed with prejudice. The trial court approved the settlement in March 2002; the time during which the approval may be appealed has not yet expired. The DOE has agreed to reimburse the Company for the settlement amount.

        The Company is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its present and former businesses, and the disposition of past properties and former businesses.

                               NL INDUSTRIES, INC.

                           ANNUAL REPORT ON FORM 10-K

                            Items 8, 14(a) and 14(d)

                   Index of Financial Statements and Schedules


Financial Statements                                                 Pages
--------------------                                                 -----

Report of Independent Accountants                                    F-2

Consolidated Balance Sheets - December 31, 2001 and 2000             F-3 / F-4

Consolidated Statements of Income - Years ended
December 31, 2001, 2000 and 1999                                     F-5 / F-6

Consolidated Statements of Comprehensive Income - Years
ended December 31, 2001, 2000 and 1999                               F-7

Consolidated Statements of Shareholders' Equity - Years
ended December 31, 2001, 2000 and 1999                               F-8

Consolidated Statements of Cash Flows - Years ended
December 31, 2001, 2000 and 1999                                     F-9 / F-11

Notes to Consolidated Financial Statements                           F-12 / F-56


Financial Statement Schedules

Report of Independent Accountants                                    S-1

Schedule I - Condensed Financial Information of Registrant           S-2 / S-7

Schedule II - Valuation and Qualifying Accounts                      S-8

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors of NL Industries, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of NL Industries, Inc. at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.





                                                      PricewaterhouseCoopers LLP

Houston, Texas
March 1, 2002

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2001 and 2000

                      (In thousands, except per share data)


                   ASSETS                                   2001         2000
                                                         ----------   ----------

Current assets:
    Cash and cash equivalents ........................   $  116,037   $  120,378
    Restricted cash equivalents ......................       63,257       69,242
    Restricted marketable debt securities ............        3,583         --
    Accounts and notes receivable ....................      125,721      131,540
    Receivable from affiliates .......................        3,698          214
    Refundable income taxes ..........................        1,530       12,302
    Inventories ......................................      231,056      205,973
    Prepaid expenses .................................        3,193        2,458
    Deferred income taxes ............................       11,011       11,673
                                                         ----------   ----------

        Total current assets .........................      559,086      553,780
                                                         ----------   ----------


Other assets:
    Marketable equity securities .....................       45,227       47,186
    Receivable from affiliates .......................       31,650         --
    Investment in TiO2 manufacturing joint venture ...      138,428      150,002
    Prepaid pension cost .............................       18,411       22,789
    Restricted marketable debt securities ............       16,121         --
    Restricted cash equivalents ......................         --         17,942
    Unrecognized net pension obligations .............        5,901         --
    Other ............................................        6,517        4,707
                                                         ----------   ----------

        Total other assets ...........................      262,255      242,626
                                                         ----------   ----------


Property and equipment:
    Land .............................................       24,579       24,978
    Buildings ........................................      130,710      129,019
    Machinery and equipment ..........................      537,958      530,920
    Mining properties ................................       67,649       67,134
    Construction in progress .........................        5,071        4,586
                                                         ----------   ----------
                                                            765,967      756,637
    Less accumulated depreciation and depletion ......      436,217      432,255
                                                         ----------   ----------

        Net property and equipment ...................      329,750      324,382
                                                         ----------   ----------

                                                         $1,151,091   $1,120,788
                                                         ==========   ==========

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)

                           December 31, 2001 and 2000

                      (In thousands, except per share data)



     LIABILITIES AND SHAREHOLDERS' EQUITY                      2001            2000
                                                           -----------    -----------

Current liabilities:
    Notes payable ......................................   $    46,201    $    69,970
    Current maturities of long-term debt ...............         1,033            730
    Accounts payable and accrued liabilities ...........       176,223        147,877
    Payable to affiliates ..............................         6,919         10,634
    Accrued environmental costs ........................        59,891         53,307
    Income taxes .......................................         7,277         13,616
    Deferred income taxes ..............................         1,530          1,822
                                                           -----------    -----------

        Total current liabilities ......................       299,074        297,956
                                                           -----------    -----------

Noncurrent liabilities:
    Long-term debt .....................................       195,465        195,363
    Deferred income taxes ..............................       143,256        145,673
    Accrued environmental costs ........................        47,589         57,133
    Accrued pension cost ...............................        26,985         21,220
    Accrued postretirement benefits cost ...............        29,842         29,404
    Other ..............................................        14,729         23,272
                                                           -----------    -----------

        Total noncurrent liabilities ...................       457,866        472,065
                                                           -----------    -----------

Minority interest ......................................         7,208          6,279
                                                           -----------    -----------

Shareholders' equity:
    Preferred stock - 5,000 shares authorized, no shares
      issued or outstanding ............................          --             --
    Common stock - $.125 par value; 150,000 shares
      authorized; 66,845 and 66,839 shares issued ......         8,355          8,355
    Additional paid-in capital .........................       777,597        777,528
    Retained earnings ..................................       222,722        141,073
    Accumulated other comprehensive income (loss):
        Currency translation ...........................      (208,349)      (190,757)
        Marketable securities ..........................         8,350          8,885
        Pension liabilities ............................        (6,352)          --
    Treasury stock, at cost (17,808 and 16,787 shares) .      (415,380)      (400,596)
                                                           -----------    -----------

        Total shareholders' equity .....................       386,943        344,488
                                                           -----------    -----------

                                                           $ 1,151,091    $ 1,120,788
                                                           ===========    ===========


Commitments and contingencies (Notes 7, 14 and 20)

                 See accompanying notes to consolidated financial statements.
                                       F-4

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                  Years ended December 31, 2001, 2000 and 1999

                      (In thousands, except per share data)


                                                   2001          2000           1999
                                               -----------   -----------    -----------

Revenues and other income:
    Net sales ..............................   $   835,099   $   922,319    $   908,387
    Litigation settlement gains, net .......        11,730        69,465           --
    Insurance recoveries, net ..............        17,468          --             --
    Other income, net ......................        23,136        23,283         23,646
                                               -----------   -----------    -----------

                                                   887,433     1,015,067        932,033
                                               -----------   -----------    -----------

Costs and expenses:
    Cost of sales ..........................       578,060       610,449        662,315
    Selling, general and administrative ....       124,512       137,178        134,342
    Interest ...............................        27,569        31,243         36,884
                                               -----------   -----------    -----------

                                                   730,141       778,870        833,541
                                               -----------   -----------    -----------

        Income before income taxes, minority
          interest and extraordinary item ..       157,292       236,197         98,492

Income tax expense (benefit) ...............        34,925        78,420        (64,601)
                                               -----------   -----------    -----------

        Income before minority interest and
          extraordinary item ...............       122,367       157,777        163,093

Minority interest ..........................           960         2,436          3,322
                                               -----------   -----------    -----------

        Income before extraordinary item ...       121,407       155,341        159,771

Extraordinary item - early extinguishment of
  debt, net of tax benefit of $394 .........          --            (732)          --
                                               -----------   -----------    -----------

        Net income .........................   $   121,407   $   154,609    $   159,771
                                               ===========   ===========    ===========

                             NL INDUSTRIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

                         Years ended December 31, 2001, 2000 and 1999

                            (In thousands, except per share data)


                                              2001         2000          1999
                                           ----------   ----------    ----------

Basic earnings per share:
    Income before extraordinary item ...   $     2.44   $     3.08    $     3.09
    Extraordinary item .................      --              (.01)      --
                                           ----------   ----------    ----------

        Net income .....................   $     2.44$        3.07    $     3.09
                                           ==========   ==========    ==========


Diluted earnings per share:
    Income before extraordinary item ...   $     2.44   $     3.06    $     3.08
    Extraordinary item .................      --              (.01)      --
                                           ----------   ----------    ----------

        Net income .....................   $     2.44   $     3.05    $     3.08
                                           ==========   ==========    ==========

Weighted average shares used in the
  calculation of earnings per share:
    Basic ..............................       49,732       50,415        51,774
    Dilutive impact of stock options ...          124          334            93
                                           ----------   ----------    ----------

    Diluted ............................       49,856       50,749        51,867
                                           ==========   ==========    ==========


          See accompanying notes to consolidated financial statements.
                                       F-6

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                  Years ended December 31, 2001, 2000 and 1999

                                 (In thousands)


                                                    2001         2000         1999
                                                 ---------    ---------    ---------

Net income ...................................   $ 121,407    $ 154,609    $ 159,771
                                                 ---------    ---------    ---------

Other comprehensive income (loss), net of tax:
    Marketable securities adjustment:
        Unrealized holding gains (losses)
          arising during the period ..........      (1,275)       4,064       (1,641)
        Add:  reclassification adjustment
          for loss included in net income ....         740        1,964         --
                                                 ---------    ---------    ---------

                                                      (535)       6,028       (1,641)

    Minimum pension liabilities adjustment ...      (6,352)       1,756        1,431

    Currency translation adjustment ..........     (17,592)     (30,735)     (26,582)
                                                 ---------    ---------    ---------

        Total other comprehensive loss .......     (24,479)     (22,951)     (26,792)
                                                 ---------    ---------    ---------

    Comprehensive income .....................   $  96,928    $ 131,658    $ 132,979
                                                 =========    =========    =========


          See accompanying notes to consolidated financial statements.
                                       F-7

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  Years ended December 31, 2001, 2000 and 1999

                      (In thousands, except per share data)

                                                                                                          Accumulated other
                                                                                                    comprehensive income (loss)
                                                                  Additional   Retained     ---------------------------------------
                                                       Common      paid-in      earnings     Currency       Pension      Marketable
                                                       stock      capital      (deficit)    translation    liabilities   securities
                                                     ---------    ----------   ---------    -----------    -----------   ----------
Balance at December 31, 1998 ....................    $   8,355    $ 774,288    $(133,379)    $(133,440)    $  (3,187)    $   4,498

Net income ......................................         --           --        159,771          --            --            --
Other comprehensive income (loss), net of tax ...         --           --           --         (26,582)        1,431        (1,641)
Common dividends declared -  $.14 per share .....         --           --         (7,242)         --            --            --
Tax benefit of stock options exercised ..........         --             16         --            --            --            --
Treasury stock:
    Acquired (552 shares) .......................         --           --           --            --            --            --
    Reissued (25 shares) ........................         --           --           --            --            --            --
                                                     ---------    ---------    ---------     ---------     ---------     ---------

Balance at December 31, 1999 ....................        8,355      774,304       19,150      (160,022)       (1,756)        2,857

Net income ......................................         --           --        154,609          --            --            --
Other comprehensive income (loss), net of tax ...         --           --           --         (30,735)        1,756         6,028
Common dividends declared - $.65 per share ......         --           --        (32,686)         --            --            --
Tax benefit of stock options exercised ..........         --          3,224         --            --            --            --
Treasury stock:
    Acquired (1,682 shares) .....................         --           --           --            --            --            --
    Reissued (450 shares) .......................         --           --           --            --            --            --
                                                     ---------    ---------    ---------     ---------     ---------     ---------

Balance at December 31, 2000 ....................        8,355      777,528      141,073      (190,757)         --           8,885

Net income ......................................         --           --        121,407          --            --            --
Other comprehensive loss, net of tax ............         --           --           --         (17,592)       (6,352)         (535)
Common dividends declared - $.80 per share ......         --           --        (39,758)         --            --            --
Tax benefit of stock options exercised ..........         --             69         --            --            --            --
Treasury stock:
    Acquired (1,059 shares) .....................         --           --           --            --            --            --
    Reissued (38 shares) ........................         --           --           --            --            --            --
                                                     ---------    ---------    ---------     ---------     ---------     ---------

Balance at December 31, 2001 ....................    $   8,355    $ 777,597    $ 222,722     $(208,349)    $  (6,352)    $   8,350
                                                     =========    =========    =========     =========     =========     =========

                                                     Treasury
                                                      stock          Total
                                                    ----------      --------

Balance at December 31, 1998 ....................   $ (364,801)     $152,334

Net income ......................................         --         159,771
Other comprehensive income (loss), net of tax ...         --         (26,792)
Common dividends declared -  $.14 per share .....         --          (7,242)
Tax benefit of stock options exercised ..........         --              16
Treasury stock:
    Acquired (552 shares) .......................       (7,210)       (7,210)
    Reissued (25 shares) ........................          210           210
                                                    ----------      --------

Balance at December 31, 1999 ....................     (371,801)      271,087

Net income ......................................         --         154,609
Other comprehensive income (loss), net of tax ...         --         (22,951)
Common dividends declared - $.65 per share ......         --         (32,686)
Tax benefit of stock options exercised ..........         --           3,224
Treasury stock:
    Acquired (1,682 shares) .....................      (30,886)      (30,886)
    Reissued (450 shares) .......................        2,091         2,091
                                                    ----------      --------

Balance at December 31, 2000 ....................     (400,596)      344,488

Net income ......................................         --         121,407
Other comprehensive loss, net of tax ............         --         (24,479)
Common dividends declared - $.80 per share ......         --         (39,758)
Tax benefit of stock options exercised ..........         --              69
Treasury stock:
    Acquired (1,059 shares) .....................      (15,502)      (15,502)
    Reissued (38 shares) ........................          718           718
                                                    ----------      --------

Balance at December 31, 2001 ....................   $ (415,380)     $386,943
                                                    ==========      ========

          See accompanying notes to consolidated financial statements.

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 2001, 2000 and 1999

                                 (In thousands)

                                                     2001           2000         1999
                                                   ---------     ---------     ---------

Cash flows from operating activities:
    Net income ................................    $ 121,407     $ 154,609     $ 159,771
    Depreciation, depletion and amortization ..       29,599        29,733        33,730
    Noncash interest income on restricted cash
      and restricted marketable debt securities       (3,580)       (1,531)         --
    Noncash interest expense ..................          467           599         1,682
    Deferred income taxes .....................        3,256        40,186       (86,772)
    Minority interest .........................          960         2,436         3,322
    Net (gains) losses from:
        Securities transactions ...............        1,133        (2,531)         --
        Disposition of property and equipment .          735         1,562           429
    Pension cost, net .........................       (2,967)      (11,816)       (4,702)
    Other postretirement benefits, net ........          531         1,062        (5,459)
    Distributions from TiO2 manufacturing joint
      venture .................................       11,313         7,550        13,650
    Litigation settlement gains, net ..........      (10,307)      (69,465)         --
    Insurance recoveries, net .................      (17,468)         --            --
    Extraordinary item ........................         --             732          --
    Other, net ................................          261          --            --
                                                   ---------     ---------     ---------

                                                     135,340       153,126       115,651

    Change in assets and liabilities:
      Accounts and notes receivable ...........          902         1,417       (22,289)
      Inventories .............................      (32,698)      (23,395)       20,663
      Prepaid expenses ........................         (526)         (244)         (463)
      Accounts payable and accrued liabilities        31,091         9,301         7,315
      Income taxes ............................        4,107         4,843         6,729
      Accounts with affiliates ................       (5,670)         (123)       (3,572)
      Accrued environmental costs .............        7,068        (1,279)      (13,856)
      Other noncurrent assets .................       (1,937)         (168)        1,090
      Other noncurrent liabilities ............       (7,944)       (3,723)       (2,960)
                                                   ---------     ---------     ---------

          Net cash provided by operating
            activities ........................      129,733       139,755       108,308
                                                   ---------     ---------     ---------

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                  Years ended December 31, 2001, 2000 and 1999

                                 (In thousands)


                                                        2001         2000         1999
                                                     ---------    ---------    ---------
Cash flows from investing activities:
    Capital expenditures .........................   $ (53,669)   $ (31,089)   $ (35,559)
    Property damaged by fire:
        Insurance proceeds .......................      23,361         --           --
        Other, net ...............................      (3,205)        --           --
    Loans to affiliates:
        Loans ....................................     (33,400)        --           --
        Collections ..............................         750         --           --
    Purchase of Tremont Corporation common stock .        --        (26,040)        --
    Change in restricted cash equivalents and
      restricted marketable debt securities, net .       8,509          630       (5,176)
    Proceeds from disposition of property and
      equipment ..................................         419          139        2,344
    Proceeds from disposition of marketable
      securities .................................           4          158         --
    Other, net ...................................        --            (33)        --
                                                     ---------    ---------    ---------

        Net cash used by investing activities ....     (57,231)     (56,235)     (38,391)
                                                     ---------    ---------    ---------

Cash flows from financing activities:
    Indebtedness:
        Borrowings ...............................       1,437       44,923       82,038
        Principal payments .......................     (22,428)     (79,162)    (155,787)
    Dividends paid ...............................     (39,758)     (32,686)      (7,242)
    Treasury stock:
        Purchased ................................     (15,502)     (30,886)      (7,210)
        Reissued .................................         718        2,091          210
    Distributions to minority interests ..........          (5)          (6)          (6)
                                                     ---------    ---------    ---------

        Net cash used by financing activities ....     (75,538)     (95,726)     (87,997)
                                                     ---------    ---------    ---------

        Net change during the year from operating,
          investing and financing activities .....   $  (3,036)   $ (12,206)   $ (18,080)
                                                     =========    =========    =========

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                  Years ended December 31, 2001, 2000 and 1999

                                 (In thousands)

                                                           2001          2000        1999
                                                         ---------    ---------    ---------

Cash and cash equivalents:
    Net change during the year from:
        Operating, investing and financing activities   $   (3,036) $   (12,206)   $ (18,080)
        Currency translation .........................      (1,305)      (1,640)      (2,649)
                                                         ---------    ---------    ---------

                                                            (4,341)     (13,846)     (20,729)

        Balance at beginning of year .................     120,378      134,224      154,953
                                                         ---------    ---------    ---------

        Balance at end of year .......................   $ 116,037    $ 120,378    $ 134,224
                                                         =========    =========    =========

Supplemental disclosures - cash paid for:
    Interest .........................................   $  27,143    $  32,354    $  35,540
    Income taxes .....................................      29,770       33,398       14,963


                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Organization and basis of presentation:

        NL Industries, Inc. ("NL") conducts its titanium dioxide pigments ("TiO2") operations through its wholly owned subsidiary, Kronos, Inc. ("Kronos"). At December 31, 2001, Valhi, Inc. ("Valhi") and Tremont Corporation ("Tremont"), each affiliates of Contran Corporation ("Contran"), held approximately 61% and 21%, respectively, of NL's outstanding common stock. At December 31, 2001, Contran and its subsidiaries held approximately 94% of Valhi's outstanding common stock, and a company 80% owned by Valhi and 20% owned by NL held approximately 80% of Tremont's outstanding common stock.
Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. Mr. Simmons, the Chairman of the Board of NL and the Chairman of the Board and Chief Executive Officer of Contran and Valhi and a director of Tremont, may be deemed to control each of such companies. See Notes 7 and 19.

Note 2 - Summary of significant accounting policies:

Principles of consolidation and management's estimates

        The accompanying consolidated financial statements include the accounts of NL and its majority-owned subsidiaries (collectively, the "Company"). All material intercompany accounts and balances have been eliminated. Certain prior-year amounts have been reclassified to conform to the current year presentation. The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from previously estimated amounts under different assumptions or conditions.

Translation of foreign currencies

        Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end rates of exchange and revenues and expenses are translated at weighted average exchange rates prevailing during the year. Resulting translation adjustments are included in other comprehensive income (loss), net of related income taxes. Currency transaction gains and losses are recognized in income currently.

Cash equivalents

        Cash equivalents include U.S. Treasury securities purchased under short-term agreements to resell and bank deposits with original maturities of three months or less.

Restricted cash equivalents and restricted marketable debt securities

        Restricted cash equivalents and restricted marketable debt securities are primarily invested in U.S. government securities and money market funds that invest primarily in U.S. government securities. At December 31, 2001 and 2000, restricted cash equivalents of approximately $8.6 million and $17.1 million, respectively, collateralized undrawn letters of credit, and restricted cash equivalents and restricted marketable debt securities of approximately $74.4 million and $70.1 million, respectively, were held by special purpose trusts established to pay future environmental remediation obligations and other environmental expenditures of the Company. Generally, restricted cash and restricted marketable debt securities are classified as either a current or noncurrent asset depending upon the classification of the liability to which the restricted amount relates. Additionally, restricted marketable debt securities are generally classified as either current or noncurrent assets depending upon the maturity date of each marketable debt security and are carried at market which approximates cost. Unrealized gains and losses on available-for-sale debt securities are included in other comprehensive income (loss), net of related deferred income taxes. See Note 6. Gains and losses on available-for-sale debt securities are recognized in income upon realization and are computed based on specific identification of the debt securities sold.

Marketable equity securities and securities transactions

        Marketable equity securities are carried at market based on quoted market prices. Unrealized gains and losses on available-for-sale equity securities are included in other comprehensive income (loss), net of related deferred income taxes. See Note 6. Gains and losses on available-for-sale equity securities are recognized in income upon realization and are computed based on specific identification of the equity securities sold. Declines in value that are judged to be other-than-temporary are reported in other income, net.

Inventories

        Inventories are stated at the lower of cost (principally average cost) or market. Amounts are removed from inventories at average cost.

Investment in TiO2 manufacturing joint venture

        Investment in a 50%-owned manufacturing joint venture is accounted for by the equity method.

Property, equipment, depreciation and depletion

        Property and equipment are stated at cost. Interest costs related to major, long-term capital projects are capitalized as a component of construction costs. Expenditures for maintenance, repairs and minor renewals are expensed; expenditures for major improvements are capitalized.

        Depreciation is computed principally by the straight-line method over the estimated useful lives of ten to forty years for buildings and three to twenty years for machinery and equipment. Depletion of mining properties is computed by the unit-of-production and straight-line methods.

        When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed to determine if an impairment exists. Such events or changes in circumstances include, among other things, (i) significant current and prior periods or current and projected periods with operating losses, (ii) a significant decrease in the market value of an asset or (iii) a significant change in the extent or manner in which an asset is used. All relevant factors are considered. The test for impairment is performed by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset to the asset's net carrying value to determine if a write-down to market value or discounted cash flow value is required. Effective January 1, 2002, the Company will assess impairment of other long-lived assets (such as property and equipment and mining properties) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144 as discussed under "New accounting principles not yet adopted."

Long-term debt

        Long-term debt is stated net of unamortized original issue discount ("OID"). OID is amortized over the period during which cash interest payments are not required and deferred financing costs are amortized over the term of the applicable issue, both by the interest method.

Employee benefit plans

        Accounting and funding policies for retirement plans and postretirement benefits other than pensions ("OPEB") are described in Note 12.

        The Company accounts for stock-based employee compensation in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. Compensation cost recognized by the Company in accordance with APBO No. 25 was nil in 2001, $1.7 million in 2000 and nil in 1999.

Environmental remediation costs

        Environmental remediation costs are accrued when estimated future expenditures are probable and reasonably estimable. The estimated future expenditures generally are not discounted to present value. Recoveries of remediation costs from other parties, if any, are reported as receivables when their receipt is deemed probable. At December 31, 2001 and 2000, no receivables for recoveries have been recognized.

Net sales

        The Company adopted the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," as amended, in 2000. Revenue generally is realized or realizable and earned when all of the requirements of SAB No. 101 are met, including when title and the risks and rewards of ownership passes to the customer (generally at the time the product is shipped to the customer). The impact of adopting SAB No. 101 was not material. Amounts charged to customers for shipping and handling are included in net sales.

Repair and maintenance costs

        The Company performs planned major maintenance activities during the year. Repair and maintenance costs estimated to be incurred in connection with planned major maintenance activities are accrued in advance and are included in cost of goods sold.

Shipping and handling costs

        Shipping and handling costs are included in selling, general and administrative expense and were $49 million in 2001, $50 million in 2000 and $54 million in 1999.

Income taxes

        Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in subsidiaries and unconsolidated affiliates not included in the Company's U.S. tax group (the "NL Tax Group"). The Company periodically evaluates its deferred tax assets in the various taxing jurisdictions in which it operates and adjusts any related valuation allowance. The Company's valuation allowance is equal to the amount of deferred tax assets which the Company believes do not meet the "more-likely-than-not" recognition criteria.

        Effective January 1, 2001, the Company and its qualifying subsidiaries were included in the consolidated U.S. federal tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, the Company is a party to a tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that the Company compute its provision for U.S. income taxes on a separate-company basis using the tax elections made by Contran. Pursuant to the Contran Tax Agreement and using the tax elections made by Contran, the Company makes payments to or receives payments from Valhi in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group. Refunds are limited to amounts previously paid under the Contran Tax Agreement unless the Company was entitled to a refund from the U.S. Internal Revenue Service on a separate company basis. Pursuant to the Contran Tax Agreement, the Company has a $2.2 million receivable from Valhi related to capital loss carrybacks which would have been recoverable from the U.S. Internal Revenue Service.

Derivatives and hedging activities

        The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001. SFAS No. 133 establishes accounting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, all derivatives are recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value of derivatives is dependent upon the intended use of the derivative. As permitted by the transition requirements of SFAS No. 133, as amended, the Company exempted from the scope of SFAS No. 133 all host contracts containing embedded derivatives which were issued or acquired prior to January 1, 1999. The Company is not a party to any significant derivative or hedging instrument covered by SFAS No. 133 at December 31, 2001, and there was no impact on the Company's financial statements from adopting SFAS No. 133.

        The Company periodically uses interest rate swaps, currency swaps and other types of contracts to manage interest rate and foreign exchange risk with respect to financial assets or liabilities. The Company has not entered into these contracts for trading or speculative purposes in the past, nor does it currently anticipate doing so in the future. The Company was not a party to any such contracts during 2001, 2000 and 1999.

Earnings per share

        Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Diluted earnings per share is based on the weighted average number of common shares outstanding and the dilutive impact of outstanding stock options. The weighted average number of outstanding stock options which were excluded from the calculation of diluted earnings per share because their impact would have been antidilutive aggregated 876,000, 222,000 and 1,511,000 in 2001, 2000 and 1999, respectively. There were no adjustments to income from continuing operations or net income in the computation of the diluted earnings per share amounts.

Other

        Effective July 1, 2001, the Company adopted SFAS No. 141, "Business Combinations," for all business combinations initiated on or after July 1, 2001, and all purchase business combinations (including step acquisitions). Under SFAS No. 141, all business combinations will be accounted for by the purchase method, and the pooling-of-interests method will be prohibited.

New accounting principles not yet adopted

        The Company will adopt SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. Under SFAS No. 142, goodwill, including goodwill arising from the difference between the cost of an investment accounted for by the equity method and the amount of the underlying equity in net assets of such equity method investee ("equity method goodwill"), will not be amortized on a periodic basis. Instead, goodwill (other than equity method goodwill) will be subject to an impairment test to be performed at least on an annual basis, and impairment reviews may result in future periodic write-downs charged to earnings. Equity method goodwill will not be tested for impairment in accordance with SFAS No. 142; rather, the overall carrying amount of an equity method investee will continue to be reviewed for impairment in accordance with existing GAAP. There is currently no equity method goodwill associated with any of the Company's equity method investees. All goodwill arising in a purchase business combination (including step acquisitions) completed on or after July 1, 2001 would not be periodically amortized from the date of such combination. The Company had no goodwill at December 31, 2001.

        The Company will adopt SFAS No. 143, "Accounting for Asset Retirement Obligations," no later than January 1, 2003. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 would be recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its present value, and the capitalized cost would be depreciated over the useful life of the related asset. Upon settlement of the liability, an entity would either settle the obligation for its recorded amount or incur a gain or loss upon settlement. The Company is still studying this standard to determine, among other things, whether it has any asset retirement obligations which are covered under the scope of SFAS No. 143, and the effect, if any, to the Company of adopting SFAS No. 143 has not yet been determined.

        The Company will adopt SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. SFAS No. 144 retains the fundamental provisions of existing GAAP with respect to the recognition and measurement of long-lived asset impairment contained in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." However, SFAS No. 144 provides new guidance intended to address certain significant implementation issues associated with SFAS No. 121, including expanded guidance with respect to appropriate cash flows to be used to determine whether recognition of any long-lived asset impairment is required, and if required how to measure the amount of the impairment. SFAS No. 144 also requires that any net assets to be disposed of by sale to be reported at the lower of carrying value or fair value less cost to sell, and expands the reporting of discontinued operations to include any component of an entity with operations and cash flows that can be clearly distinguished from the rest of the entity. The Company believes the adoption of SFAS No. 144 will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

Note 3 - Business and geographic segments:

        The Company's operations are conducted by Kronos in one operating business segment - the production and sale of TiO2. Titanium dioxide pigments are used to impart whiteness, brightness and opacity to a wide variety of products, including paints, plastics, paper, fibers and ceramics. At December 31, 2001 and 2000, the net assets of non-U.S. subsidiaries included in consolidated net assets approximated $394 million and $352 million, respectively.

        The Company evaluates its TiO2 segment performance based on operating income. Operating income is defined as income before income taxes, minority interest, extraordinary items, interest expense, certain nonrecurring items and certain general corporate items. Corporate items excluded from operating income include corporate expense, interest and dividend income not attributable to TiO2 operations, litigation settlement gains, securities transaction gains and losses and gains and losses from the disposal of long-lived assets outside the ordinary course of business. The accounting policies of the TiO2 segment are the same as those described in Note 2. Interest income included in the calculation of TiO2 operating income is disclosed in Note 15 as "Trade interest income."

        Segment assets are comprised of all assets attributable to the reportable operating segment. The Company's investment in the TiO2 manufacturing joint venture (see Note 8) is included in TiO2 business segment assets. Corporate assets are not attributable to the TiO2 operating segment and consist principally of cash, cash equivalents, restricted cash equivalents, restricted marketable debt securities, marketable equity securities and certain receivables from affiliates. For geographic information, net sales are attributed to the place of manufacture (point of origin) and the location of the customer (point of destination); property and equipment are attributed to their physical location.


                                                       Years ended December 31,
                                                -----------------------------------
                                                   2001         2000        1999
                                                ---------    ---------    ---------
                                                          (In thousands)

Business segment - TiO2

    Net sales ...............................   $ 835,099    $ 922,319    $ 908,387
    Other income, excluding corporate .......      10,815        8,167       12,484
                                                ---------    ---------    ---------
                                                  845,914      930,486      920,871

    Cost of sales ...........................     578,060      610,449      662,315
    Selling, general and administrative,
      excluding corporate ...................      98,667      107,554      112,888
                                                ---------    ---------    ---------

        Operating income ....................     169,187      212,483      145,668

    Insurance recoveries, net ...............      17,468         --           --
                                                ---------    ---------    ---------

        Income before corporate items, income
          taxes, minority interest and
          extraordinary item ................     186,655      212,483      145,668

    General corporate income (expense):
        Securities earnings:
            Interest and dividends ..........       8,886        8,346        6,597
            Securities transactions, net ....      (1,133)       2,531         --
        Litigation settlement gains, net and
          other income ......................      16,298       73,704        4,565
        Corporate expense ...................     (25,845)     (29,624)     (21,454)
        Interest expense ....................     (27,569)     (31,243)     (36,884)
                                                ---------    ---------    ---------

        Income before income taxes, minority
          interest and extraordinary item ...   $ 157,292    $ 236,197    $  98,492
                                                =========    =========    =========

    Capital expenditures:
        Kronos ..............................   $  53,656    $  31,066    $  32,703
        General corporate ...................          13           23        2,856
                                                ---------    ---------    ---------

                                                $  53,669    $  31,089    $  35,559
                                                =========    =========    =========

    Depreciation, depletion and amortization:
        Kronos ..............................   $  28,907    $  28,989    $  33,047
        General corporate ...................         692          744          683
                                                ---------    ---------    ---------

                                                $  29,599    $  29,733    $  33,730
                                                =========    =========    =========



                                                   Years ended December 31,
                                            ------------------------------------
                                               2001        2000          1999
                                            ---------    ---------    ---------
                                                       (In thousands)

Geographic areas

    Net sales - point of origin:
        Germany .........................   $ 398,470    $ 444,050    $ 459,467
        United States ...................     278,624      313,426      299,520
        Canada ..........................     149,412      154,579      162,746
        Belgium .........................     126,782      137,829      138,671
        Norway ..........................     102,843       98,300       88,277
        Other ...........................      82,320       92,691       90,442
        Eliminations ....................    (303,352)    (318,556)    (330,736)
                                            ---------    ---------    ---------

                                            $ 835,099    $ 922,319    $ 908,387
                                            =========    =========    =========

    Net sales - point of destination:
        Europe ..........................   $ 425,338    $ 480,388    $ 478,652
        United States ...................     258,347      283,327      268,037
        Canada ..........................      47,061       53,060       60,834
        Latin America ...................      25,514       27,104       35,308
        Asia ............................      46,169       45,922       41,612
        Other ...........................      32,670       32,518       23,944
                                            ---------    ---------    ---------

                                            $ 835,099    $ 922,319    $ 908,387
                                            =========    =========    =========

                                                        December 31,
                                            ------------------------------------
                                               2001        2000          1999
                                            ---------    ---------    ---------
                                                       (In thousands)

Identifiable assets

    Net property and equipment:
        Germany ......................    $  182,387    $  173,385    $  190,292
        Canada .......................        54,676        57,929        62,334
        Belgium ......................        46,841        46,778        49,146
        Norway .......................        38,549        38,361        39,845
        Other ........................         7,297         7,929         6,841
                                          ----------    ----------    ----------

                                          $  329,750    $  324,382    $  348,458
                                          ==========    ==========    ==========

    Total assets:
        Kronos .......................    $  900,401    $  893,340    $  972,549
        General corporate ............       250,690       227,448        83,624
                                          ----------    ----------    ----------

                                          $1,151,091    $1,120,788    $1,056,173
                                          ==========    ==========    ==========

Note 4 -Accounts and notes receivable:

                                                             December 31,
                                                      -------------------------
                                                         2001            2000
                                                      ---------       ---------
                                                           (In thousands)

Trade receivables ..............................      $  99,989       $ 114,776
Insurance claims receivable ....................         11,505           2,236
Recoverable VAT and other receivables ..........         16,585          16,750
Allowance for doubtful accounts ................         (2,358)         (2,222)
                                                      ---------       ---------

                                                      $ 125,721       $ 131,540
                                                      =========       =========

Note 5 - Inventories:

                                                             December 31,
                                                     ---------------------------
                                                        2001               2000
                                                     --------           --------
                                                           (In thousands)

Raw materials ............................           $ 79,162           $ 66,061
Work in process ..........................              9,675              7,117
Finished products ........................            117,201            107,120
Supplies .................................             25,018             25,675
                                                     --------           --------

                                                     $231,056           $205,973
                                                     ========           ========

Note 6- Marketable equity securities and securities transactions:

                                                                December 31,
                                                           --------------------
                                                             2001         2000
                                                           --------    --------
                                                               (in thousands)

Available-for-sale marketable equity securities:
    Unrealized gains ...................................   $ 14,917    $ 14,912
    Unrealized losses ..................................     (2,070)     (1,244)
    Cost ...............................................     32,380      33,518
                                                           --------    --------

        Aggregate fair value ...........................   $ 45,227    $ 47,186
                                                           ========    ========

        During 2000 the Company purchased 1,000,000 shares of Tremont's common stock in market transactions for an aggregate of $26.0 million. Before the close of business on December 31, 2000, the Company held 16% of Tremont's outstanding common stock, including approximately 36,000 shares previously held by the Company, and Valhi held an additional 64% of Tremont's outstanding common stock. Effective with the close of business on December 31, 2000, the Company contributed substantially all of its Tremont shares, and Valhi contributed all of its Tremont shares, to a newly formed company, Tremont Group, Inc. ("Tremont Group"), in return for a 20% and 80% respective ownership interest in Tremont Group. After the contributions, Tremont Group held the 80% of Tremont previously owned by the Company and Valhi. At December 31, 2001 and 2000, the aggregate fair value of the Company's indirect investment in Tremont was $29.9 million and $33.1 million, respectively.

        The Company's stock of Tremont Group is redeemable at the option of the Company for fair value based upon the value of the underlying Tremont shares, and the Company accounts for its investment in Tremont Group as an available-for-sale marketable equity security. The Company also held 1,186,200 shares of Valhi's outstanding common stock (approximately 1%) at December 31, 2001 and 2000. At December 31, 2001, the aggregate adjusted cost basis and fair value of the Valhi common stock was $5.9 million ($5.9 million in 2000) and $15.1 million ($13.6 million in 2000), respectively. The Company accounts for investments in its parent companies as available-for-sale marketable equity securities carried at fair value. See Note 1.

        In 2000 the Company received approximately 390,000 shares of common stock pursuant to the demutualization of an insurance company from which the Company had purchased certain insurance policies. The Company recognized a $5.6 million securities gain based on the insurance company's initial public offering price of $14.25 per share. The shares were placed in a Voluntary Employees' Beneficiary Association ("VEBA") trust, the assets of which may only be used to pay for certain retiree benefits. The Company accounted for the $5.6 million contribution of the insurance company's common stock to the trust as a reduction of its accrued postretirement benefits cost liability. The shares were sold by the trust in 2000 for $7.8 million or $20 per share. See Notes 12 and 15.

        In 2001 and 2000 the Company recognized noncash securities losses of $1.1 million and $3.1 million, respectively, related to other-than-temporary declines in value of certain available-for-sale marketable equity securities held by the Company. See Note 15.

Note 7 - Receivable from affiliates:

        A majority-owned subsidiary of the Company, NL Environmental Management Services, Inc. ("EMS"), loaned $13.4 million to Tremont under a reducing revolving loan agreement in the first quarter of 2001. See Note 1. The loan was approved by special committees of the Company's and EMS's Boards of Directors. The loan bears interest at prime plus 2% (8% at December 31, 2001), is due March 31, 2003 and is collateralized by 10.2 million shares of NL common stock owned by Tremont. The creditworthiness of Tremont is dependent in part on the value of the Company as Tremont's interest in the Company is one of Tremont's more substantial assets. The maximum amount available for borrowing by Tremont reduces by $250,000 per quarter. In each of the second, third and fourth quarters of 2001, Tremont repaid $250,000 of the loan. At December 31, 2001, the outstanding loan balance was $12.7 million and no amounts were available for additional borrowings by Tremont. See Note 19.

        In May 2001, a wholly owned subsidiary of EMS loaned $20 million to the Harold C. Simmons Family Trust No. 2 ("Family Trust"), one of the trusts described in Note 1, under a $25 million revolving credit agreement. The loan was approved by special committees of the Company's and EMS's Boards of Directors. The loan bears interest at prime (6% at December 31, 2001), is due on demand with sixty days notice and is collateralized by 13,749 shares, or approximately 35%, of Contran's outstanding Class A voting common stock and 5,000 shares, or 100%, of Contran's Series E Cumulative preferred stock, both of which are owned by the Family Trust. The value of this collateral is dependent in part on the value of the Company as Contran's interest in the Company, through its beneficial ownership of Valhi, is one of Contran's more substantial assets. At December 31, 2001, $5 million was available for additional borrowing by the Family Trust. The loan was classified as noncurrent at December 31, 2001 as the Company does not expect to demand repayment within one year. See Note 19.

Note 8 - Investment in TiO2 manufacturing joint venture:

        Kronos Louisiana, Inc. ("KLA"), a wholly owned subsidiary of Kronos, owns a 50% interest in Louisiana Pigment Company, L.P. ("LPC"). LPC is a manufacturing joint venture that is also 50%-owned by Tioxide Americas Inc. ("Tioxide"), a wholly owned subsidiary of Huntsman International Holdings LLC, a 60%-owned subsidiary of Huntsman Corporation. LPC owns and operates a chloride-process TiO2 plant in Lake Charles, Louisiana.

        KLA is required to purchase one-half of the TiO2 produced by LPC. LPC operates on a break-even basis and, accordingly, the Company reports no equity in earnings of LPC. Kronos' cost for its share of the TiO2 produced is equal to its share of LPC's costs. Kronos' share of net costs is reported as cost of sales as the related TiO2 acquired from LPC is sold.

        LPC made cash distributions of $22.6 million in 2001, $15.1 million in 2000 and $27.3 million in 1999, equally split between the partners.

        Summary balance sheets of LPC are shown below.

                                                               December 31,
                                                         -----------------------
                                                           2001           2000
                                                         --------       --------
                                                             (In thousands)

           ASSETS

Current assets ...................................       $ 45,872       $ 56,063
Property and equipment, net ......................        250,501        264,918
                                                         --------       --------

                                                         $296,373       $320,981
                                                         ========       ========

   LIABILITIES AND PARTNERS' EQUITY

Other liabilities, primarily current .............       $ 16,767       $ 18,749
Partners' equity .................................        279,606        302,232
                                                         --------       --------

                                                         $296,373       $320,981
                                                         ========       ========

        Summary income statements of LPC are shown below.

                                                   Years ended December 31,
                                            ------------------------------------
                                              2001          2000           1999
                                            --------      --------      --------
                                                      (In thousands)

Revenues and other income:
    Kronos ...........................      $ 93,393      $ 92,530      $ 85,304
    Tioxide ..........................        94,009        93,366        86,309
    Interest .........................           303           578           569
                                            --------      --------      --------

                                             187,705       186,474       172,182
                                            --------      --------      --------
Cost and expenses:
    Cost of sales ....................       187,295       186,045       171,829
    General and administrative .......           410           429           353
                                            --------      --------      --------

                                             187,705       186,474       172,182
                                            --------      --------      --------

        Net income ...................      $   --        $   --        $   --
                                            ========      ========      ========

Note 9 - Accounts payable and accrued liabilities:

                                                            December 31,
                                                     ---------------------------
                                                       2001               2000
                                                     --------           --------
                                                           (In thousands)

Accounts payable .........................           $ 99,358           $ 64,553
                                                     --------           --------
Accrued liabilities:
    Employee benefits ....................             29,722             34,160
    Interest .............................              4,980              5,019
    Deferred income ......................              4,000              4,000
    Other ................................             38,163             40,145
                                                     --------           --------

                                                       76,865             83,324
                                                     --------           --------

                                                     $176,223           $147,877
                                                     ========           ========

Note 10 - Other noncurrent liabilities:

                                                              December 31,
                                                       -------------------------
                                                        2001              2000
                                                       -------           -------
                                                             (In thousands)

Insurance claims expense ...................           $ 8,789           $10,314
Employee benefits ..........................             3,476             7,721
Deferred income ............................               333             4,333
Other ......................................             2,131               904
                                                       -------           -------

                                                       $14,729           $23,272
                                                       =======           =======

Note 11 - Notes payable and long-term debt:

                                                               December 31,
                                                         -----------------------
                                                           2001           2000
                                                         --------       --------
                                                             (In thousands)

Notes payable ....................................       $ 46,201       $ 69,970
                                                         ========       ========

Long-term debt:
    NL - 11.75% Senior Secured Notes .............       $194,000       $194,000
    Kronos .......................................          2,498          2,093
                                                         --------       --------

                                                          196,498        196,093
    Less current maturities ......................          1,033            730
                                                         --------       --------

                                                         $195,465       $195,363
                                                         ========       ========

        The Company's $194 million of 11.75% Senior Secured Notes due 2003 (the "Notes") are collateralized by a series of intercompany notes from Kronos International, Inc. ("KII"), a wholly owned subsidiary of Kronos, to NL, the interest rate and payment terms of which mirror those of the respective Notes (the "Mirror Notes"). The Notes are also collateralized by a first priority lien on the stock of Kronos.

        In the event of foreclosure, the holders of the Notes would have access to the consolidated assets, earnings and equity of the Company. The Company believes the collateralization of the Notes, as described above, is the functional economic equivalent of a full and unconditional guarantee of the Notes by Kronos. In lieu of providing separate audited financial statements of Kronos, the Company has included condensed consolidating financial information in accordance with Rule 3-10 (e) of the SEC's Regulation S-X. See Note 24.

        The Company redeemed $50 million (par value) of the Notes on December 29, 2000 at 101.5%. The remaining Notes are redeemable, at the Company's option, at a redemption price of 100% of the principal amount. The Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among others, restrict the ability of the Company and its subsidiaries to incur debt, incur liens, pay dividends, merge or consolidate with, or sell or transfer all or substantially all of their assets to another entity. In the event of a Change of Control, as defined in the indenture, the Company would be required to make an offer to purchase the Notes at 101% of the principal amount of the Notes. The Company would also be required to make an offer to purchase a specified amount of the Notes at par value in the event the Company generates a certain amount of net proceeds from the sale of assets outside the ordinary course of business, and such net proceeds are not otherwise used for specified purposes within a specified time period. At December 31, 2001, $20 million was available for payment of dividends pursuant to the terms of the indenture. The quoted market price of the Notes per $100 principal amount was $100.47 and $101 at December 31, 2001 and 2000, respectively.

        On February 6, 2002, the Company gave notice to the trustee of its intention to redeem $25 million principal amount of the Notes on March 22, 2002, at the current call price of 100%.

        Notes payable consist of short-term borrowings denominated in non-U.S. currencies due within one year from non-U.S. banks. Borrowings total $46 million

(euro 27 million and NOK 200 million) at December 31, 2001 and $70 million (euro 51 million and NOK 200 million) at December 31, 2000. Interest rates on notes payable ranged from 3.84% to 7.27% at December 31, 2001 and from 5.33% to 7.92% at December 31, 2000.

        Unused lines of credit available for borrowing under the Company's non-U.S. credit facilities approximated $8 million at December 31, 2001.

        The aggregate maturities of long-term debt at December 31, 2001 are shown in the table below.

Years ending December 31,                                   Amount
-------------------------                              ----------------
                                                       (In thousands)

        2002                                           $      1,033
        2003                                                195,008
        2004                                                    216
        2005                                                    115
        2006                                                    112
        2007                                                     14
                                                       ----------------

                                                       $    196,498
                                                       ================

Note 12 - Employee benefit plans:

Company-sponsored pension plans

        The Company maintains various defined benefit and defined contribution pension plans covering substantially all employees. Non-U.S. employees are covered by plans in their respective countries and a majority of U.S. employees are eligible to participate in a contributory savings plan.

        The Company contributes to eligible U.S. employees' accounts an amount equal to approximately 4% (4% in 2000 and 3% in 1999) of the employee's annual eligible earnings and partially matches employee contributions to the U.S. contributory savings plan. The Company also has a nonqualified defined contribution plan covering certain executives, and participants receive benefits based on a formula involving eligible earnings. The Company's expense related to these plans was $.8 million in 2001, $1.6 million in 2000 and $1.1 million in 1999.

        Certain actuarial assumptions used in measuring the defined benefit pension assets, liabilities and expenses are presented below.

                                                              December 31,
                                                  ------------------------------------
                                                     2001         2000         1999
                                                  ----------   ----------   ----------
                                                              (Percentages)

Discount rate .................................   5.8 to 7.3   6.0 to 7.8   5.8 to 7.5
Rate of increase in future compensation levels.   2.8 to 4.5   3.0 to 4.5   2.5 to 4.5
Long-term rate of return on plan assets .......   6.8 to 8.5   7.0 to 9.0   6.0 to 9.0

        Plan assets are comprised primarily of investments in U.S. and non-U.S. corporate equity and debt securities, short-term investments, mutual funds and group annuity contracts.

        SFAS No. 87, "Employers' Accounting for Pension Costs" requires that an additional pension liability be recognized when the unfunded accumulated pension benefit obligation exceeds the unfunded accrued pension liability. Variances from actuarially assumed rates will change the actuarial valuation of accrued pension liabilities, pension expense and funding requirements in future periods.

        The components of the net periodic defined benefit pension cost are set forth below.

                                                         Years ended December 31,
                                                    --------------------------------
                                                      2001        2000        1999
                                                    --------    --------    --------
                                                             (In thousands)

Net periodic pension cost:
    Service cost benefits .......................   $  3,976    $  4,063    $  3,942
    Interest cost on projected benefit obligation
      ("PBO") ...................................     15,605      15,088      16,170
    Expected return on plan assets ..............    (16,143)    (15,403)    (15,567)
    Amortization of prior service cost ..........        201         238         267
    Amortization of net transition obligation ...        510         530         578
    Recognized actuarial losses .................        443         226       1,144
                                                    --------    --------    --------

                                                    $  4,592    $  4,742    $  6,534
                                                    ========    ========    ========

        The funded status of the Company's defined benefit pension plans is set forth below.

                                                              December 31,
                                                       -------------------------
                                                          2001           2000
                                                       ---------      ---------
                                                            (In thousands)

Change in PBO:
    Beginning of year ............................     $ 248,355      $ 260,186
    Service cost .................................         3,976          4,063
    Interest .....................................        15,605         15,088
    Participant contributions ....................         1,005          1,027
    Amendments ...................................         1,819           --
    Actuarial loss ...............................        10,149          1,022
    Benefits paid ................................       (15,849)       (16,993)
    Change in currency exchange rates ............        (3,255)       (16,038)
                                                       ---------      ---------

        End of year ..............................       261,805        248,355
                                                       ---------      ---------

Change in fair value of plan assets:
    Beginning of year ............................       216,984        218,942
    Actual return on plan assets .................         4,711         11,762
    Employer contributions .......................         7,559         16,558
    Participant contributions ....................         1,005          1,027
    Benefits paid ................................       (15,849)       (16,993)
    Change in currency exchange rates ............        (6,143)       (14,312)
                                                       ---------      ---------

        End of year ..............................       208,267        216,984
                                                       ---------      ---------

Funded status at year end:
    Plan assets less than PBO ....................       (53,538)       (31,371)
    Unrecognized actuarial loss ..................        44,744         24,191
    Unrecognized prior service cost ..............         4,371          1,693
    Unrecognized net transition obligation .......         4,269            786
                                                       ---------      ---------

                                                       $    (154)     $  (4,701)
                                                       =========      =========

Amounts recognized in the balance sheet:
    Prepaid pension cost .........................     $  18,411      $  22,789
    Accrued pension cost:
        Current ..................................        (5,993)        (6,270)
        Noncurrent ...............................       (26,985)       (21,220)
    Unrecognized net pension obligations .........         5,901           --
    Accumulated other comprehensive loss .........         8,512           --
                                                       ---------      ---------

                                                       $    (154)     $  (4,701)
                                                       =========      =========

        Selected information related to the Company's defined benefit pension plans that have accumulated benefit obligations in excess of fair value of plan assets is presented below. At December 31, 2001 and 2000, 78% and 76%, respectively, of the projected benefit obligations of such plans relate to non-U.S. plans.

                                                               December 31,
                                                       -------------------------
                                                         2001             2000
                                                       --------         --------
                                                            (In thousands)

Projected benefit obligation .................         $228,647         $190,141
Accumulated benefit obligation ...............          206,669          169,077
Fair value of plan assets ....................          174,832          149,767

Incentive bonus programs

        Certain employees are eligible to participate in the Company's various incentive bonus programs. The programs provide for annual payments, which may be in the form of cash or NL common stock. The amount of the annual payment paid to an employee, if any, is based on formulas involving the profitability of Kronos in relation to the annual operating plan and, for most of these employees, individual performance.

Postretirement benefits other than pensions

        In addition to providing pension benefits, the Company currently provides certain health care and life insurance benefits for eligible retired employees. Certain of the Company's Canadian employees may become eligible for such postretirement health care and life insurance benefits if they reach retirement age while working for the Company. In 1989 the Company began phasing out such benefits for currently active U.S. employees over a ten-year period and U.S. employees retiring after 1998 are not entitled to any such benefits. The majority of all retirees are required to contribute a portion of the cost of their benefits and certain current and future retirees are eligible for reduced health care benefits at age 65. With the exception of the $5.6 million contributed in 2000 to the VEBA trust discussed in Note 6, the Company's policy is to fund medical claims as they are incurred, net of any contributions by the retirees.

        For measuring the OPEB liability at December 31, 2001, the expected rate of increase in health care costs is 8% in 2002 decreasing to 5.5% in 2007 and thereafter. Other weighted-average assumptions used to measure the liability and expense are presented below.

                                                             December 31,
                                                        ----------------------
                                                        2001     2000     1999
                                                        -----    -----    ----
                                                             (Percentages)

Discount rate .......................................    7.0      7.3      7.5
Long-term rate for compensation increases ...........    6.0      6.0      6.0
Long-term rate of return on plan assets .............    7.7      7.7      9.0

        Variances from actuarially assumed rates will change accrued OPEB liabilities, net periodic OPEB expense and funding requirements in future periods. If the health care cost trend rate was increased (decreased) by one percentage point for each year, postretirement benefit expense would have increased approximately $.2 million (decreased by $.1 million) in 2001, and the projected benefit obligation at December 31, 2001 would have increased by approximately $1.6 million (decreased by $1.4 million).

        The components of the Company's net periodic postretirement benefit cost are set forth below.

                                                     Years ended December 31,
                                                --------------------------------
                                                 2001        2000         1999
                                                -------     -------     -------
                                                        (In thousands)

Net periodic OPEB cost (benefit):
    Service cost benefits ..................    $    94     $    84     $    40
    Interest cost on PBO ...................      2,536       2,646       2,069
    Expected return on plan assets .........       (773)       (521)       (526)
    Amortization of prior service cost .....     (2,075)     (2,075)     (2,075)
    Recognized actuarial losses (gains) ....         27          24        (573)
                                                -------     -------     -------

                                                $  (191)    $   158     $(1,065)
                                                =======     =======     =======

                                                              December 31,
                                                        ------------------------
                                                           2001          2000
                                                        --------       --------
                                                            (In thousands)

Change in PBO:
    Beginning of year ............................      $ 37,040       $ 37,354
    Service cost .................................            94             84
    Interest cost ................................         2,536          2,646
    Actuarial losses .............................           792          1,672
    Plan asset reimbursements ....................         1,197           --
    Benefits paid from:
        Company funds ............................          --           (1,790)
        Plan assets ..............................        (6,377)        (2,859)
    Change in currency exchange rates ............          (145)           (67)
                                                        --------       --------

        End of year ..............................        35,137         37,040
                                                        --------       --------

Change in fair value of plan assets:
    Beginning of year ............................        11,842          5,968
    Actual return on plan assets .................           460          2,705
    Employer contributions .......................           475          6,028
    Benefits paid ................................        (6,377)        (2,859)
                                                        --------       --------

        End of year ..............................         6,400         11,842
                                                        --------       --------

Funded status at year end:
    Plan assets less than PBO ....................       (28,737)       (25,198)
    Unrecognized actuarial gain ..................          (105)        (1,135)
    Unrecognized prior service cost ..............        (5,783)        (7,858)
                                                        --------       --------

                                                        $(34,625)      $(34,191)
                                                        ========       ========

Amounts recognized in the balance sheet:
    Current ......................................      $ (4,783)      $ (4,787)
    Noncurrent ...................................       (29,842)       (29,404)
                                                        --------       --------

                                                        $(34,625)      $(34,191)
                                                        ========       ========

Note 13 - Shareholders' equity:

Common stock

                                                     Shares of common stock
                                             -------------------------------------
                                                          Treasury
                                             Issued        stock       Outstanding
                                             -------      --------     -----------
                                                         (In thousands)

Balance at December 31, 1998 ..........       66,839       15,028        51,811
    Treasury shares acquired ..........         --            552          (552)
    Treasury shares reissued ..........         --            (25)           25
                                             -------      -------       -------

Balance at December 31, 1999 ..........       66,839       15,555        51,284
    Treasury shares acquired ..........         --          1,682        (1,682)
    Treasury shares reissued ..........         --           (450)          450
                                             -------      -------       -------

Balance at December 31, 2000 ..........       66,839       16,787        50,052
    Treasury shares acquired ..........         --          1,059        (1,059)
    Treasury shares reissued ..........         --            (38)           38
    Other .............................            6         --               6
                                             -------      -------       -------

Balance at December 31, 2001 ..........       66,845       17,808        49,037
                                             =======      =======       =======

        Pursuant to its share repurchase program, the Company purchased 1,059,000 shares of its common stock in the open market at an aggregate cost of $15.5 million in 2001, 1,682,000 shares of its common stock at an aggregate cost of $30.9 million in 2000 and 552,000 shares of its common stock in the open market at an aggregate cost of $7.2 million in 1999. Approximately 1,207,000 additional shares are available for purchase under the Company's share repurchase program. The available shares may be purchased over an unspecified period of time, and are to be held as treasury shares available for general corporate purposes.

        The Company increased the regular quarterly dividend from $.03 per share to $.035 per share in February 1999 and subsequently paid four quarterly $.035 per share cash dividends in 1999. In February 2000 the Company increased the regular quarterly dividend to $.15 per share and subsequently paid three quarterly $.15 per share cash dividends in the first nine months of 2000. In October 2000 the Company increased the regular quarterly dividend to $.20 per share and subsequently paid a quarterly $.20 per share cash dividend in the fourth quarter of 2000. The Company paid four quarterly $.20 per share cash dividends in 2001. On February 6, 2002, the Company's Board of Directors declared a regular quarterly dividend of $.20 per share to shareholders of record as of March 8, 2002 to be paid on March 22, 2002.

Common stock options

        The NL Industries, Inc. 1998 Long-Term Incentive Plan ("NL Option Plan") provides for the discretionary grant of restricted common stock, stock options, stock appreciation rights ("SARs") and other incentive compensation to officers and other key employees of the Company and non-employee directors. Although certain stock options granted pursuant to a similar plan which preceded the NL Option Plan ("Predecessor Option Plan") remain outstanding at December 31, 2001, no additional options may be granted under the Predecessor Option Plan.

        Up to five million shares of NL common stock may be issued pursuant to the NL Option Plan and, at December 31, 2001, 3,663,000 shares were available for future grants. The NL Option Plan provides for the grant of options that qualify as incentive options and for options which are not so qualified. Generally, stock options and SARs (collectively, "options") are granted at a price equal to or greater than 100% of the market price at the date of grant, vest over a five year period and expire ten years from the date of grant. Restricted stock, forfeitable unless certain periods of employment are completed, is held in escrow in the name of the grantee until the restriction period expires. No SARs have been granted under the NL Option Plan.

        Changes in outstanding options granted pursuant to the NL Option Plan, the Predecessor Option Plan and the nonemployee director plan are summarized in the table below.

                                                      Exercise price     Amount
                                                        per share        payable
                                                   --------------------   upon
                                       Shares         Low         High   exercise
                                       ------      ---------  ---------  --------
                                        (In thousands, except per share amounts)

Outstanding at December 31, 1998        2,119      $    5.00  $   24.19  $ 31,019

    Granted ....................          410          11.28      15.19     5,377
    Exercised ..................          (25)          5.00      11.81      (209)
    Forfeited ..................          (67)          8.69      22.63    (1,244)
                                        -----      ---------  ---------  --------

Outstanding at December 31, 1999        2,437           5.00      24.19    34,943

    Granted ....................          432          14.25      14.44     6,165
    Exercised ..................         (918)          5.00      17.97    (9,508)
    Forfeited ..................         (349)          8.69      24.19    (7,237)
                                        -----      ---------  ---------  --------

Outstanding at December 31, 2000        1,602           5.00      21.97    24,363

    Granted ....................          484          20.11      20.51     9,737
    Exercised ..................          (38)         11.28      21.97      (627)
    Forfeited ..................          (34)         11.28      20.11      (513)
                                        -----      ---------  ---------  --------

Outstanding at December 31, 2001        2,014      $    5.00  $   21.97  $ 32,960
                                        =====      =========  =========  ========


        At December 31, 2001, 2000 and 1999 options to purchase 658,560, 363,480 and 1,255,901 shares, respectively, were exercisable and options to purchase 391,000 shares become exercisable in 2002. Of the exercisable options, options to purchase 386,760 shares at December 31, 2001 had exercise prices less than the Company's December 31, 2001 quoted market price of $15.27 per share. Outstanding options at December 31, 2001 expire at various dates through 2011, with a weighted-average remaining life of seven years.

        The pro forma information required by SFAS No. 123, "Accounting for Stock-Based Compensation," is based on an estimation of the fair value of options issued subsequent to January 1, 1995. The weighted-average fair values of options granted during 2001, 2000 and 1999 were $7.52, $4.83 and $6.94 per share, respectively. The fair values of employee stock options were calculated using the Black-Scholes stock option valuation model with the following weighted average assumptions for grants in 2001, 2000 and 1999: stock price volatility of 46%, 48% and 50% in 2001, 2000 and 1999, respectively; risk-free rate of return of 5% in 2001 and 2000 and 6% in 1999; dividend yield of 4.0% in 2001, 4.9% in 2000 and 1.2% in 1999; and an expected term of 9 years in 2001, 2000 and 1999. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

        The Company's pro forma net income and basic net income per common share were as follows. The pro forma impact on earnings per common share for 2001, 2000 and 1999 is not necessarily indicative of future effects on earnings per share.

                                                         Years ended December 31,
                                                  ---------------------------------------
                                                     2001           2000          1999
                                                  -----------   -----------   -----------
                                                  (In thousands except per share amounts)

Net income - as reported ......................   $   121,407   $   154,609   $   159,771
Net income - pro forma ........................   $   118,959   $   152,201   $   156,868
Net income per basic common share - as reported   $      2.44   $      3.07   $      3.09
Net income per basic common share - pro forma .   $      2.39   $      3.02   $      3.03


Preferred stock

        The Company is authorized to issue a total of five million shares of preferred stock. The rights of preferred stock as to dividends, redemption, liquidation and conversion are determined upon issuance.

Note 14 - Income taxes:

        The components of (i) income from continuing operations before income taxes and minority interest ("pretax income"), (ii) the difference between the provision for income taxes attributable to pretax income and the amounts that would be expected using the U.S. federal statutory income tax rate of 35%, (iii) the provision for income taxes and (iv) the comprehensive tax provision are presented below.

                                                          Years ended December 31,
                                                   -----------------------------------
                                                     2001          2000        1999
                                                   ---------    ---------    ---------
                                                              (In thousands)

Pretax income:
    U.S ........................................   $   3,267    $  73,646    $  23,642
    Non-U.S ....................................     154,025      162,551       74,850
                                                   ---------    ---------    ---------

                                                   $ 157,292    $ 236,197    $  98,492
                                                   =========    =========    =========

Expected tax expense ...........................   $  55,052    $  82,669    $  34,472
Non-U.S. tax rates .............................      (3,887)      (6,445)       6,119
Resolution of German income tax audits .........        --         (5,500)     (36,490)
Change in valuation allowance:
    Corporate restructuring in Germany and other     (23,247)        --        (77,580)
    Change in German income tax law ............        --           --         24,070
    Recognition of certain deductible tax
      attributes which previously
      did not meet the "more-likely-than-not"
      recognition criteria .....................      (1,460)      (2,600)     (15,807)
Incremental tax on income of companies not
  included in the NL Tax Group .................       6,009        1,943        2,747
German rate change adjustment of deferred taxes         --          5,695         --
U.S. state income taxes ........................         459        1,348         (680)
Other, net .....................................       1,999        1,310       (1,452)
                                                   ---------    ---------    ---------

    Income tax expense (benefit) ...............   $  34,925    $  78,420    $ (64,601)
                                                   =========    =========    =========

Provision for income taxes:
    Current income tax expense (benefit):
        U.S. federal ...........................   $   1,352    $  (8,255)   $     193
        U.S. state .............................       1,309          622       (2,489)
        Non-U.S ................................      29,008       45,867       24,467
                                                   ---------    ---------    ---------

                                                      31,669       38,234       22,171
                                                   ---------    ---------    ---------
    Deferred income tax expense (benefit):
        U.S. federal ...........................      12,369       32,128      (47,426)
        U.S. state .............................        (850)         726        1,809
        Non-U.S ................................      (8,263)       7,332      (41,155)
                                                   ---------    ---------    ---------

                                                       3,256       40,186      (86,772)
                                                   ---------    ---------    ---------

                                                   $  34,925    $  78,420    $ (64,601)
                                                   =========    =========    =========

Comprehensive provision (benefit) for income
  taxes allocable to:
    Pretax income ..............................   $  34,925    $  78,420    $ (64,601)
    Extraordinary item .........................        --           (394)        --
    Additional paid-in capital .................         (69)      (3,224)         (16)
    Other comprehensive income (loss):
        Marketable equity securities ...........        (287)       3,244         (883)
        Pension liabilities ....................      (2,160)        --           --
                                                   ---------    ---------    ---------

                                                   $  32,409    $  78,046    $ (65,500)
                                                   =========    =========    =========

        The components of the net deferred tax liability are summarized below:

                                                              December 31,
                                           --------------------------------------------------
                                                     2001                      2000
                                           -----------------------    -----------------------
                                                 Deferred tax              Deferred tax
                                           -----------------------    -----------------------
                                             Assets    Liabilities     Assets     Liabilities
                                           ---------   -----------    --------    -----------
                                                             (In thousands)

Tax effect of temporary differences
  relating to:
    Inventories ........................   $   3,202    $  (2,849)   $   4,027    $  (2,966)
    Property and equipment .............      42,721      (54,084)      61,738      (53,753)
    Accrued postretirement benefits cost      11,398         --         13,145         --
    Accrued (prepaid) pension cost .....       2,711      (21,224)       4,348      (22,928)
    Accrued environmental costs ........      35,508         --         37,761         --
    Noncompete agreement ...............       1,517         --          2,917         --
    Other accrued liabilities and
      deductible differences ...........      18,647         --         18,327         --
    Other taxable differences ..........        --       (131,094)        --       (122,561)
Tax on unremitted earnings of non-U.S ..
  subsidiaries .........................        --         (3,933)        --         (4,396)
Tax loss and tax credit carryforwards ..     118,828         --        119,064         --
Valuation allowance ....................    (154,437)        --       (190,312)        --
                                           ---------    ---------    ---------    ---------

    Gross deferred tax assets
      (liabilities) ....................      80,095     (213,184)      71,015     (206,604)

Reclassification, principally netting by
  tax jurisdiction .....................     (68,398)      68,398      (59,109)      59,109
                                           ---------    ---------    ---------    ---------

    Net total deferred tax assets
      (liabilities) ....................      11,697     (144,786)      11,906     (147,495)
    Net current deferred tax assets
      (liabilities) ....................      11,011       (1,530)      11,673       (1,822)
                                           ---------    ---------    ---------    ---------

    Net noncurrent deferred tax assets
      (liabilities) ....................   $     686    $(143,256)   $     233    $(145,673)
                                           =========    =========    =========    =========

                                      F-34

        Changes in the Company's deferred income tax valuation allowance are summarized below.

                                                              Years ended December 31,
                                                        -----------------------------------
                                                          2001          2000          1999
                                                        ---------    ---------    ---------
                                                                   (In thousands)

Balance at the beginning of year ....................   $ 190,312    $ 233,595    $ 134,477

    Recognition of certain deductible tax
      attributes which previously did not meet the
      "more-likely-than-not" recognition criteria ...     (24,707)      (2,600)     (70,946)
    Increase in certain deductible temporary
      differences which the Company believes do
      not meet the "more-likely-than-not"
      recognition criteria ..........................        --           --          1,629
    Offset to the change in gross deferred income tax
      assets due principally to redeterminations
      of certain tax attributes and implementation
      of certain tax planning strategies ............      (3,681)     (24,955)     183,150
    Foreign currency translation ....................      (7,487)     (15,728)     (14,715)
                                                        ---------    ---------    ---------

Balance at the end of year ..........................   $ 154,437    $ 190,312    $ 233,595
                                                        =========    =========    =========

        Certain of the Company's tax returns in various U.S. and non-U.S. jurisdictions are being examined and tax authorities have proposed or may propose tax deficiencies, including penalties and interest.

        A reduction in the German "base" income tax rate from 30% to 25%, enacted in October 2000, became effective January 1, 2001. The reduction in the German income tax rate resulted in $5.7 million of additional deferred income tax expense in the fourth quarter of 2000 due to a reduction of the Company's deferred income tax asset related to certain German tax attributes. The Company does not expect its future current income tax expense to be affected by the rate change in Germany.

        The Company received tax assessments from the Norwegian tax authorities proposing tax deficiencies, including related interest, of NOK 39.3 million pertaining to 1994 and 1996. The Company was unsuccessful in appealing the tax assessments and in June 2001 paid NOK 39.3 million ($4.3 million when paid) to the Norwegian tax authorities. The Company was adequately reserved for this contingency. The lien on the Company's Fredrikstad, Norway TiO2 plant in favor of the Norwegian tax authorities has been released.

        The Company has received preliminary tax assessments for the years 1991 to 1997 from the Belgian tax authorities proposing tax deficiencies, including related interest, of approximately (euro)10.4 million ($9.2 million at December 31, 2001). The Company has filed protests to the assessments for the years 1991 to 1997. The Company is in discussions with the Belgian tax authorities and believes that a significant portion of the assessments is without merit.

        No assurance can be given that the Company's tax matters will be favorably resolved due to the inherent uncertainties involved in court and tax proceedings. The Company believes that it has provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

        During the fourth quarter of 2001, the Company completed a restructuring of its German subsidiaries, and as a result recognized a $17.6 million net income tax benefit. This benefit is comprised of a $23.2 million decrease in the valuation allowance due to a change in estimate of the Company's ability to utilize certain German income tax attributes that did not previously meet the "more-likely-than-not" recognition criteria offset by $5.6 million of incremental U.S. taxes on undistributed earnings of certain foreign subsidiaries.

        The Company recognized a $90 million noncash income tax benefit in 1999 related to (i) a favorable resolution of the Company's previously reported tax contingency in Germany ($36 million) and (ii) a net reduction in the Company's deferred income tax valuation allowance due to a change in estimate of the Company's ability to utilize certain income tax attributes under the "more-likely-than-not" recognition criteria ($54 million).

        The $54 million net reduction in the Company's deferred income tax valuation allowance in 1999 is comprised of (i) a $78 million decrease in the valuation allowance to recognize the benefit of certain deductible income tax attributes which the Company now believes meets the recognition criteria as a result of, among other things, a corporate restructuring of the Company's German subsidiaries offset by (ii) a $24 million increase in the valuation allowance to reduce the previously recognized benefit of certain other deductible income tax attributes which the Company now believes do not meet the recognition criteria due to a change in German tax law.

        At December 31, 2001, the Company had, for U.S. federal income tax purposes, a net operating loss carryforward of approximately $25 million, of which $3 million expires in 2019 and $22 million expires in 2021 and approximately $5.7 million of alternative minimum tax credit carryforwards with no expiration date. The Company also has approximately $317 million of income tax loss carryforwards in Germany with no expiration date. Unutilized foreign tax credit carryovers of $2 million expired in 1999.

Note 15 - Other income, net:

                                                   Years ended December 31,
                                               --------------------------------
                                                 2001        2000        1999
                                               --------    --------    --------
                                                       (In thousands)

Securities earnings:
    Interest and dividends .................   $  8,886    $  8,346    $  6,597
    Securities gains (losses), net .........     (1,133)      2,531        --
                                               --------    --------    --------
                                                  7,753      10,877       6,597
Currency transaction gains, net ............      1,188       6,499      10,161
Noncompete agreement income ................      4,000       4,000       4,000
Trade interest income ......................      2,332       2,333       2,365
Disposition of property and equipment ......       (735)     (1,562)       (429)
Insurance recoveries, net (See Note 17) ....      7,222        --          --
Other, net .................................      1,376       1,136         952
                                               --------    --------    --------

                                               $ 23,136    $ 23,283    $ 23,646
                                               ========    ========    ========

        The Company received a $20 million fee as part of the sale of Rheox in January 1998 in payment for entering into a five-year covenant not to compete in the rheological products business. The Company is amortizing the fee to income using the straight-line method over the five-year noncompete period beginning January 30, 1998.

Note 16 - Litigation settlement gains, net:

        In June 2000 the Company recognized a $43 million net gain from a settlement with one of its two principal former insurance carriers, and in December 2000 the Company recognized a $26.5 million net gain from a settlement with certain members of the other principal former insurance carrier. The settlement gains are stated net of $3.1 million in commissions, and the gross settlement proceeds of $72.6 million were transferred by the carriers to special purpose trusts established to pay future remediation and other environmental expenditures of the Company.

        A settlement with remaining members of the second carrier group was reached in January 2001, and the Company recognized a $10.3 million gain in the first quarter of 2001. The gross settlement proceeds of $10.7 million were transferred by the carriers to the above mentioned special purpose trusts. In 2001 the Company also recognized $1.4 million of other litigation settlement gains.

        The settlements resolved court proceedings that the Company initiated to seek reimbursement for legal defense expenditures and indemnity coverage for certain of its environmental remediation expenditures. No further material settlements relating to litigation concerning environmental remediation coverage are expected.

Note 17 - Leverkusen fire and insurance claim:

        A fire on March 20, 2001 damaged a section of the Company's Leverkusen, Germany 35,000 metric ton sulfate-process TiO2 plant ("Sulfate Plant") and, as a result, production of TiO2 at the Leverkusen facility was halted. The fire did not enter the Company's adjacent 125,000 metric ton chloride-process TiO2 plant ("Chloride Plant"), but did damage certain support equipment necessary to operate that plant. The damage to the support equipment resulted in a temporary shutdown of the Chloride Plant.

        On April 8, 2001, repairs to the damaged support equipment were substantially completed and full production resumed at the Chloride Plant. The Sulfate Plant became approximately 50% operational in September 2001 and became fully operational in late October 2001. The damages to property and the business interruption losses caused by the fire were covered by insurance as noted below, but the effect on the financial results of the Company on a quarter-to-quarter basis was impacted by the timing and amount of insurance recoveries.

        The Company reached an agreement and settled the coverage claim involving the Leverkusen fire for $56.4 million during the fourth quarter of 2001 ($46.9 million received as of December 31, 2001, with the remaining $9.5 million received in January 2002), of which $27.3 million related to business interruption and $29.1 million related to property damage, clean-up costs and other extra expenses. The Company recognized a $17.5 million pre-tax gain in 2001 related to the property damage recovery after deducting $11.6 million of clean-up costs and other extra expenses incurred and the carrying value of assets destroyed in the fire. The gain was excluded from the determination of operating income. The $27.3 million of business interruption proceeds recognized in 2001 were allocated between other income, excluding corporate, which reflects recovery of lost margin ($7.2 million) and as a reduction of cost of sales to offset unallocated period costs ($20.1 million). No additional insurance recoveries related to the Leverkusen fire are expected to be received.

Note 18 - Other items:

        Advertising costs are expensed as incurred and were $1 million in each of 2001, 2000 and 1999.

        Research, development and certain sales technical support costs are expensed as incurred and approximated $6 million in each of 2001 and 2000 and $7 million in 1999.

        Interest capitalized in connection with long-term capital projects was nil in each of 2001, 2000 and 1999.

Note 19 - Related party transactions:

        The  Company  may be deemed  to be  controlled  by  Harold  C.  Simmons.
Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company other than as set forth in this Annual Report on Form 10-K, the Company continuously considers, reviews and evaluates, and understands that Contran, Valhi and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, and restrictions under the indentures and other agreements, it is possible that the Company might be a party to one or more such transactions in the future.

        It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

        The Company is a party to various intercorporate services agreements ("ISA") with various related parties discussed below. Under the ISA's, employees of one company will provide certain management, tax planning, financial and administrative services to the other company on a fee basis. Such charges are based upon estimates of the time devoted by the employees of the provider of the services to the affairs of the recipient, and the compensation of such persons. Because of the number of companies affiliated with Contran, the Company believes it benefits from cost savings and economies of scale gained by not having certain management, financial and administrative staffs duplicated at each entity, thus allowing certain individuals to provide services to multiple companies but only be compensated by one entity. These ISA's are reviewed and approved by the Company's Board of Directors including members who are not officers or directors of any other entity that may be deemed to be related to the Company.

        The Company is a party to an intercorporate services agreement with Contran ("Contran ISA") whereby Contran provides certain management services to the Company on a fee basis. Intercorporate services fee expense related to the Contran ISA was $1.2 million in 2001 and $1.0 million in each of 2000 and 1999.

        The Company was a party in 2000 and 1999 to an intercorporate services agreement with Valhi ("Valhi ISA") whereby Valhi and the Company provide certain management, financial and administrative services to each other on a fee basis. Net intercorporate services fee expense related to the Valhi ISA was $.2 million in 2000 and $.1 million in 1999.

        The Company is party to an intercorporate services agreement with Tremont ("Tremont ISA"). Under the terms of the contract, the Company provides certain management and financial services to Tremont on a fee basis. Intercorporate services fee income related to the Tremont ISA was $.1 million in each of 2001, 2000 and 1999.

        The Company is party to an intercorporate services agreement ("TIMET ISA") with Titanium Metals Corporation ("TIMET"), approximately 39% of the outstanding common stock of which is currently held by Tremont at December 31, 2001. Under the terms of the contract, the Company provides certain management and financial services to TIMET on a fee basis. Intercorporate services fee income related to the TIMET ISA was $.2 million in 2001, $.4 million in 2000 and $.3 million in 1999.

        The Company was party in 2000 and 1999 to an intercorporate services agreement ("CompX ISA") with CompX International, Inc. ("CompX"), a subsidiary of Valhi, Under the terms of the contract, the Company provides certain management and administrative services to CompX on a fee basis. Intercorporate services fee income related to the CompX ISA was $.2 million in 2000 and $.1 million in 1999.

        Purchases of TiO2 from LPC were $93.4 million in 2001, $92.5 million in 2000 and $85.3 million in 1999.

        The Company and Tall Pines Insurance Company ("Tall Pines") (formerly NL Insurance, Ltd. of Vermont), a wholly owned subsidiary of Tremont, are parties to an Insurance Sharing Agreement with respect to certain loss payments and reserves established by Tall Pines that (i) arise out of claims against other entities for which the Company is contractually responsible and (ii) are subject to payment by Tall Pines under certain reinsurance contracts. Also, Tall Pines will credit the Company with respect to certain underwriting profits or credit recoveries that Tall Pines receives from independent reinsurers that relate to retained liabilities. At December 31, 2001, the Company has $1.7 million of restricted cash that collateralizes certain of Tall Pines' outstanding letters of credit.

        Tall Pines, Valmont Insurance Company ("Valmont")and EWI RE, Inc. and EWI RE, Ltd. (collectively "EWI") provide for or broker certain of the Company's, its joint venture's and its affiliates' insurance policies. Valmont is a wholly owned insurance company of Valhi. An entity controlled by one of Harold C. Simmons' daughters and Contran owned all of the outstanding common stock of EWI at December 31, 2001. On January 7, 2002, the Company purchased EWI for $9 million. See Note 23. Through December 31, 2000, Harold C. Simmons' son-in-law managed the operations of EWI. Subsequent to December 31, 2000, this son-in-law provides advisory services to EWI as requested by EWI. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. The Company and its joint venture paid approximately $10.1 million, $5.7 million and $3.7 million in 2001, 2000 and 1999, respectively, for policies provided or brokered by Tall Pines, Valmont and EWI. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines, Valmont and EWI. In the Company's opinion, the amounts that the Company paid for these insurance policies and the allocation among the Company and its affiliates of relative insurance premiums are reasonable and similar to those they could have obtained through unrelated insurance companies and/or brokers. The Company expects that these relationships with Tall Pines, Valmont and EWI will continue in 2002.

        During 2000 the Company purchased 414,000 shares of its common stock from officers and directors of the Company for an aggregate of $9.4 million. Such purchases were at market prices on the respective dates of purchase.

        From time to time, the Company loans funds to related parties.  See Note
7. These loans permit the Company to earn a higher rate of return on cash not needed at the time for use in its operations than it could otherwise earn. While such loans are of a lesser credit quality than cash equivalent instruments otherwise available to the Company, the Company believes that it has evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the loans.

        Amounts receivable from and payable to affiliates are summarized in the following table.

                                                                December 31,
                                                           ---------------------
                                                             2001          2000
                                                           -------       -------
                                                              (In thousands)
Current receivable from affiliates:

    Tremont ........................................       $ 1,000       $  --
    Valhi - income taxes ...........................         2,194          --
    TIMET ..........................................           459             1
    CompX ..........................................            45            82
    Other ..........................................          --             131
                                                           -------       -------

                                                           $ 3,698       $   214
                                                           =======       =======
Current payable to affiliates:
    Tremont ........................................       $   544       $ 1,923
    LPC ............................................         6,362         8,711
    Other ..........................................            13          --
                                                           -------       -------

                                                           $ 6,919       $10,634
                                                           =======       =======

Noncurrent receivable from affiliates:
    Family Trust ...................................       $20,000       $  --
    Tremont ........................................        11,650          --
                                                           -------       -------

                                                           $31,650       $  --
                                                           =======       =======

        Amounts  payable to LPC are generally for the purchase of TiO2 (see Note
8), and amounts payable to Tremont principally relate to the Company's Insurance Sharing Agreement described above.

Note 20 - Commitments and contingencies:

Leases

        The Company leases, pursuant to operating leases, various manufacturing and office space and transportation equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

        Kronos' principal German operating subsidiary leases the land under its Leverkusen TiO2 production facility pursuant to a lease expiring in 2050. The
Leverkusen facility, with approximately one-third of Kronos' current TiO2 production capacity, is located within the lessor's extensive manufacturing complex, and Kronos is the only unrelated party so situated. Under a separate supplies and services agreement expiring in 2011, the lessor provides some raw materials, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. Both the lease and the supplies and services agreements restrict the Company's ability to transfer ownership or use of the Leverkusen facility.

        Net rent expense  aggregated $9 million in each of 2001,  2000 and 1999.
At  December  31,  2001,   minimum  rental   commitments   under  the  terms  of
noncancellable operating leases were as follows:

                                                            Real Estate  Equipment
                                                            -----------  ---------
                                                                (In thousands)
Years ending December 31,


          2002 ............................................   $ 1,855    $ 2,190
          2003 ............................................     1,636      1,235
          2004 ............................................     1,440        903
          2005 ............................................     1,062        439
          2006 ............................................     1,026        245
          2007 and thereafter .............................    19,437        700
                                                              -------    -------

                                                              $26,456    $ 5,712
                                                              =======    =======

Capital expenditures

        At December 31, 2001, the estimated cost to complete capital projects in
process  approximated  $11  million,   including  $4  million  to  complete  the
reconstruction of the Leverkusen Sulfate Plant.

Purchase commitments

        The Company has long-term supply contracts that provide for the Company's chloride feedstock requirements through 2006. The agreements require the Company purchase certain minimum quantities of feedstock with average minimum annual purchase commitments aggregating approximately $159 million.

Legal proceedings

        Lead pigment litigation. Since 1987 the Company, other former manufacturers of lead pigments for use in paint and lead-based paint, and the Lead Industries Association have been named as defendants in various legal proceedings seeking damages for personal injury and property damage allegedly caused by the use of lead-based paints. Certain of these actions have been filed by or on behalf of states, large U.S. cities or their public housing authorities, school districts and certain others have been asserted as class actions. These legal proceedings seek recovery under a variety of theories, including public and private nuisance, negligent product design, failure to warn, strict liability, breach of warranty, conspiracy/concert of action, enterprise liability, market share liability, intentional tort, and fraud and misrepresentation.

        The plaintiffs in these actions generally seek to impose on the defendants responsibility for lead paint abatement and asserted health concerns associated with the use of lead-based paints, including damages for personal injury, contribution and/or indemnification for medical expenses, medical monitoring expenses and costs for educational programs. Most of these legal proceedings are in various pre-trial stages; some are on appeal.

        The Company believes that these actions are without merit, intends to continue to deny all allegations of wrongdoing and liability and to defend all actions vigorously. The Company has not accrued any amounts for the pending lead pigment litigation. Considering the Company's previous involvement in the lead and lead pigment businesses, there can be no assurance that additional litigation similar to that currently pending will not be filed.

        Environmental matters and litigation. Some of the Company's current and former facilities, including several divested secondary lead smelters and former mining locations, are the subject of civil litigation, administrative proceedings or investigations arising under federal and state environmental laws. Additionally, in connection with past disposal practices, the Company has been named as a defendant, potential responsible party ("PRP") or both, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA") and similar state laws in approximately 75 governmental and private actions associated with waste disposal sites, mining locations, and facilities currently or previously owned, operated or used by the Company or its subsidiaries, or their predecessors, certain of which are on the U.S. Environmental Protection Agency's Superfund National Priorities List or similar state lists. These proceedings seek cleanup costs, damages for personal injury or property damage and/or damages for injury to natural resources. Certain of these proceedings involve claims for substantial amounts. Although the Company may be jointly and severally liable for such costs, in most cases it is only one of a number of PRPs who may also be jointly and severally liable.

        At December 31, 2001, the Company had accrued $107 million for those environmental matters which are reasonably estimable. It is not possible to estimate the range of costs for certain sites. The upper end of the range of reasonably possible costs to the Company for sites which it is possible to estimate costs is approximately $160 million. The Company's estimates of such liabilities have not been discounted to present value, and the Company has not recognized any potential insurance recoveries other than the settlements in 2001 and 2000 discussed in Note 16.

        The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes respecting site cleanup costs or allocation of such costs among PRPs, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by the Company to be required for such matters. No assurance can be given that actual costs will not exceed accrued amounts or the upper end of the range for sites for which estimates have been made and no assurance can be given that costs will not be incurred with respect to sites as to which no estimate presently can be made. Further, there can be no assurance that additional environmental matters will not arise in the future.

        Certain of the Company's businesses are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain past and current operations and products of the Company have the potential to cause environmental or other damage. The Company has implemented and continues to implement various policies and programs in an effort to minimize these risks. The policy of the Company is to maintain compliance with applicable environmental laws and regulations at all of its facilities and to strive to improve its environmental performance. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could adversely affect the Company's production, handling, use, storage, transportation, sale or disposal of such substances as well as the Company's consolidated financial position, results of operations or liquidity.

        Other litigation. The Company is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its present and former businesses.

        The Company currently believes the disposition of all claims and disputes individually or in the aggregate, should not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity. See Item 3. "Legal Proceedings."

Concentrations of credit risk

        Sales of TiO2 accounted for more than 90% of net sales from continuing operations during each of the past three years. The remaining sales result from the mining and sale of ilmenite ore (a raw material used in the sulfate pigment production process), and the manufacture and sale of iron-based water treatment chemicals (derived from co-products of the TiO2 production processes). TiO2 is generally sold to the paint, plastics and paper industries. Such markets are generally considered "quality-of-life" markets whose demand for TiO2 is influenced by the relative economic well-being of the various geographic regions. TiO2 is sold to over 4,000 customers, with the top ten customers approximating 25% of net sales in each of the last three years. Approximately one-half of the Company's TiO2 sales by volume were to Europe in each of the past three years and approximately 38% in 2001 and 37% in both 2000 and 1999 of sales were attributable to North America.

        Consolidated cash, cash equivalents, current and noncurrent restricted cash equivalents includes $121 million and $159 million invested in U.S. Treasury securities purchased under short-term agreements to resell at December 31, 2001 and 2000, respectively, of which $62 million and $67 million, respectively, of such securities are held in trust for the Company by a single U.S. bank.

Note 21 - Financial instruments:

        Summarized below is the estimated fair value and related net carrying value of the Company's financial instruments.

                                                        December 31,          December 31,
                                                            2001                  2000
                                                    -------------------   ---------------------
                                                    Carrying      Fair    Carrying      Fair
                                                     Amount      Value     Amount       Value
                                                    --------   --------   --------   ----------
                                                                  (In millions)
Cash, cash equivalents, current and noncurrent
  restricted cash equivalents and current and
  noncurrent marketable debt securities .........   $  199.0   $  199.0   $  207.6   $    207.6
Marketable equity securities - classified as
  available-for-sale ............................       45.2       45.2       47.2         47.2

Notes payable and long-term debt:
    Fixed rate with market quotes - 11.75% Senior
      Secured Notes .............................   $  194.0   $  194.9   $  194.0   $    195.9
    Variable rate debt ..........................       48.7       48.7       72.1         72.1

Common shareholders' equity .....................   $  386.9   $  748.8   $  344.5   $  1,213.8


        Fair value of the Company's marketable equity securities, marketable debt securities and Notes are based upon quoted market prices and the fair value of the Company's common shareholder's equity is based upon quoted market prices for NL's common stock at the end of the year. The Company held no derivative financial instruments at December 31, 2001 or 2000.

Note 22 - Quarterly financial data (unaudited):

                                                                Quarter ended
                                                -----------------------------------------
                                                March 31   June 30    Sept. 30    Dec. 31
                                                --------   --------   --------   --------
                                                 (In thousands, except per share amounts)
Year ended December 31, 2001:

    Net sales ...............................   $226,060   $220,105   $206,952   $181,982
    Cost of sales ...........................    149,902    151,320    145,945    130,893
    Operating income ........................     51,916     45,170     36,222     35,879(a)
    Net income ..............................     34,559     25,424     20,538     40,886(a)

    Earnings per share - net income:
        Basic ...............................   $    .69   $    .51   $    .41   $    .83(a)
                                                ========   ========   ========   ========
        Diluted .............................   $    .69   $    .51   $    .41   $    .83(a)
                                                ========   ========   ========   ========

    Weighted average common shares and
      potential common shares outstanding:
        Basic ...............................     50,079     49,932     49,621     49,304
        Diluted .............................     50,349     50,027     49,705     49,339

Year ended December 31, 2000:

    Net sales ...............................   $231,009   $251,126   $242,309   $197,875
    Cost of sales ...........................    159,265    164,033    159,021    128,130
    Operating income ........................     46,235     62,743     57,511     45,994
    Income from continuing operations .......     23,708     63,438     30,169     38,026(b)
    Net income ..............................     23,708     63,438     30,169     37,294(b)

    Earnings per share:
        Basic:
            Income from continuing operations   $    .47   $   1.26   $    .60   $    .76(b)
                                                ========   ========   ========   ========
            Net income ......................   $    .47   $   1.26   $    .60   $    .75(b)
                                                ========   ========   ========   ========
        Diluted:
            Income from continuing operations   $    .46   $   1.25   $    .60   $    .75(b)
                                                ========   ========   ========   ========
            Net income ......................   $    .46   $   1.25   $    .60   $    .74(b)
                                                ========   ========   ========   ========

    Weighted average common shares and
      potential common shares outstanding:
        Basic ...............................     50,920     50,499     50,203     50,045
        Diluted .............................     51,154     50,850     50,606     50,385



        The sum of the quarterly per share amounts may not equal the annual per share amounts due to relative changes in the weighted average number of shares used in the per share computations.

(a) Operating income in the fourth quarter of 2001 included $16.6 million of pretax insurance recoveries for business interruption related to prior quarters due to the Leverkusen fire. Net income in the fourth quarter of 2001 also included $11.6 million net of pretax insurance recoveries for property damage related to the Leverkusen fire and a $17.6 million net income tax benefit related to a restructuring of the Company's German subsidiaries.

(b) Income from continuing operations in the fourth quarter of 2000 included a $26.5 million pretax net litigation settlement gain (see Note 16) and a $3.1 million noncash securities loss (see Note 6). Net income in the fourth quarter of 2000 also included a $.7 million extraordinary item for early extinguishment of debt, net of tax.

Note 23 - Subsequent events:

        Through January 7, 2002, an entity controlled by one of Harold C. Simmons' daughters (the wife of the son-in-law who provides services to EWI) owned a majority of EWI, and Contran owned the remainder of EWI. On January 7, 2002, the Company purchased EWI from its previous owners for an aggregate cash purchase price of approximately $9 million, and EWI became a wholly owned subsidiary of the Company. The purchase was approved by a special committee of the Company's Board of Directors consisting of two of its independent directors, and the purchase price was negotiated by the special committee based upon its consideration of relevant factors, including but not limited to due diligence performed by independent consultants and an appraisal of EWI conducted by an independent third party selected by the special committee.

        On February 6, 2002, the Company gave notice to the trustee of its intention to redeem $25 million principal amount of its 11.75% Senior Secured Notes due 2003 on March 22, 2002, at the current call price of 100%.

Note 24 - Condensed consolidating financial information:

        The Company's 11.75% Senior Secured Notes are collateralized by a series of intercompany notes to NL (the "Parent Issuer"). The Notes are also collateralized by a first priority lien on the stock of Kronos. A second priority lien on the stock of NL Capital Corporation ("NLCC") collateralized the notes until February 2000, at which time it was merged into KII and became included in the first priority lien on the stock of Kronos.

        In the event of foreclosure, the holders of the Notes would have access to the consolidated assets, earnings and equity of the Company. The Company believes the collateralization of the Notes, as described above, is the functional economic equivalent of a joint and several, full and unconditional guarantee of the Notes by Kronos and, prior to its merger into KII, NLCC.

        Management believes that separate audited financial statements would not provide additional material information that would be useful in assessing the financial position of Kronos and NLCC (the "Guarantor Subsidiaries"). In lieu of providing separate audited financial statements of the Guarantor Subsidiaries, the Company has included condensed consolidating financial information of the Parent Issuer, Guarantor Subsidiaries and non-guarantor subsidiaries in accordance with Rule 3-10 (e) of the SEC's Regulation S-X. The Guarantor Subsidiaries and the non-guarantor subsidiaries comprise all of the direct and indirect subsidiaries of the Parent Issuer.

        Investments in subsidiaries are accounted for by NL under the equity method, wherein the parent company's share of earnings is included in net income. The elimination entries eliminate (i) the parent's investment in subsidiaries and the equity in earnings of subsidiaries, (ii) intercompany payables and receivables and (iii) other transactions between subsidiaries.

                      NL INDUSTRIES, INC. AND SUBSIDIARIES
                      Condensed Consolidating Balance Sheet
                                December 31, 2001
                                 (In thousands)

                                                                           Combined
                                             NL Industries                Non-guarantor
                                                  Inc.      Kronos, Inc.  Subsidiaries  Eliminations  Consolidated
                                             -------------  ------------  ------------  ------------  ------------
                     ASSETS

Current assets:
    Cash and cash equivalents ............   $    10,413   $    54,717   $    50,907    $      --      $   116,037
    Restricted cash equivalents ..........        63,257          --            --             --           63,257
    Restricted marketable debt securities          3,583          --            --             --            3,583
    Accounts and notes receivable ........         1,621       123,870           230           --          125,721
    Receivable from affiliates ...........         8,106            47         1,514         (5,969)         3,698
    Refundable income taxes ..............          --           1,528             2           --            1,530
    Inventories ..........................          --         231,056          --             --          231,056
    Prepaid expenses .....................           551         2,642          --             --            3,193
    Deferred income taxes ................         6,371         4,640          --             --           11,011
                                             -----------   -----------   -----------    -----------    -----------

        Total current assets .............        93,902       418,500        52,653         (5,969)       559,086
                                             -----------   -----------   -----------    -----------    -----------

Other assets:
    Investment in subsidiaries ...........     1,072,551          --             288     (1,072,839)          --
    Marketable equity securities .........           216          --          45,011           --           45,227
    Receivable from affiliates ...........       194,000       655,918        31,650       (849,918)        31,650
    Investment in TiO2 manufacturing joint
      venture ............................          --         138,428          --             --          138,428
    Prepaid pension cost .................         2,368        16,043          --             --           18,411
    Restricted marketable debt securities         16,121          --            --             --           16,121
    Other ................................         1,318        11,100          --             --           12,418
                                             -----------   -----------   -----------    -----------    -----------

        Total other assets ...............     1,286,574       821,489        76,949     (1,922,757)       262,255
                                             -----------   -----------   -----------    -----------    -----------

Property and equipment, net ..............         3,725       326,025          --             --          329,750
                                             -----------   -----------   -----------    -----------    -----------

                                             $ 1,384,201   $ 1,566,014   $   129,602    $(1,928,726)   $ 1,151,091
                                             ===========   ===========   ===========    ===========    ===========

                      NL INDUSTRIES, INC. AND SUBSIDIARIES
               Condensed Consolidating Balance Sheet, (Continued)
                                December 31, 2001
                                 (In thousands)

                                                                             Combined
                                               NL Industries                Non-guarantor
                                                    Inc.      Kronos, Inc.  Subsidiaries  Eliminations  Consolidated
                                               -------------  ------------  ------------  ------------  ------------

   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Notes payable ..........................   $     --     $   46,201   $      --      $      --      $   46,201
    Current maturities of long-term debt ...         --          1,033          --             --           1,033
    Accounts payable and accrued liabilities       23,544      152,633            46           --         176,223
    Payable to affiliates ..................        1,083       11,365           440         (5,969)        6,919
    Accrued environmental costs ............       10,529         --          49,362           --          59,891
    Income taxes ...........................           96        7,181          --             --           7,277
    Deferred income taxes ..................         --          1,530          --             --           1,530
                                               ----------   ----------   -----------    -----------    ----------

        Total current liabilities ..........       35,252      219,943        49,848         (5,969)      299,074
                                               ----------   ----------   -----------    -----------    ----------

Noncurrent liabilities:
    Long-term debt .........................      194,000        1,465          --             --         195,465
    Notes payable to affiliate .............      655,918      194,000          --         (849,918)         --
    Deferred income taxes ..................       78,708       64,163           385           --         143,256
    Accrued environmental costs ............        7,489        6,732        33,368           --          47,589
    Accrued pension cost ...................        1,427       25,558          --             --          26,985
    Accrued postretirement benefits cost ...       16,806       13,036          --             --          29,842
    Other ..................................        7,658        7,071          --             --          14,729
                                               ----------   ----------   -----------    -----------    ----------

        Total noncurrent liabilities .......      962,006      312,025        33,753       (849,918)      457,866
                                               ----------   ----------   -----------    -----------    ----------

Minority interest ..........................         --            284         6,924           --           7,208
                                               ----------   ----------   -----------    -----------    ----------

Shareholders' equity .......................      386,943    1,033,762        39,077     (1,072,839)      386,943
                                               ----------   ----------   -----------    -----------    ----------

                                               $1,384,201   $1,566,014   $   129,602    $(1,928,726)   $1,151,091
                                               ==========   ==========   ===========    ===========    ==========

                      NL INDUSTRIES, INC. AND SUBSIDIARIES
                      Condensed Consolidating Balance Sheet
                                December 31, 2000
                                 (In thousands)

                                                                             Combined
                                                NL Industries                Non-guarantor
                                                     Inc.      Kronos, Inc.  Subsidiaries  Eliminations  Consolidated
                                                -------------  ------------  ------------  ------------  ------------
                     ASSETS

Current assets:
    Cash and cash equivalents ............   $    3,632   $   52,979   $    63,767    $      --      $  120,378
    Restricted cash equivalents ..........       69,242         --            --             --          69,242
    Accounts and notes receivable ........          172      131,295            73           --         131,540
    Receivable from affiliates ...........        6,189         --             216         (6,191)          214
    Refundable income taxes ..............       10,512        1,790          --             --          12,302
    Inventories ..........................         --        205,973          --             --         205,973
    Prepaid expenses .....................          347        2,111          --             --           2,458
    Deferred income taxes ................        6,394        5,279          --             --          11,673
                                             ----------   ----------   -----------    -----------    ----------

        Total current assets .............       96,488      399,427        64,056         (6,191)      553,780
                                             ----------   ----------   -----------    -----------    ----------

Other assets:
    Investment in subsidiaries ...........      687,300         --             285       (687,585)         --
    Marketable equity securities .........          452         --          46,734           --          47,186
    Receivable from affiliates ...........      194,000      301,695        23,000       (518,695)         --
    Investment in TiO2 manufacturing joint
      venture ............................         --        150,002          --             --         150,002
    Prepaid pension cost .................        1,772       21,017          --             --          22,789
    Restricted cash equivalents ..........       17,942         --            --             --          17,942
    Other ................................        1,739        2,968          --             --           4,707
                                             ----------   ----------   -----------    -----------    ----------

        Total other assets ...............      903,205      475,682        70,019     (1,206,280)      242,626
                                             ----------   ----------   -----------    -----------    ----------

Property and equipment, net ..............        4,425      319,957          --             --         324,382
                                             ----------   ----------   -----------    -----------    ----------

                                             $1,004,118   $1,195,066   $   134,075    $(1,212,471)   $1,120,788
                                             ==========   ==========   ===========    ===========    ==========

                                      F-49

                      NL INDUSTRIES, INC. AND SUBSIDIARIES
               Condensed Consolidating Balance Sheet, (Continued)
                                December 31, 2000
                                 (In thousands)



                                                                           Combined
                                              NL Industries                Non-guarantor
                                                   Inc.      Kronos, Inc.  Subsidiaries  Eliminations  Consolidated
                                              -------------  ------------  ------------  ------------  ------------

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Notes payable ..........................   $     --     $   69,970   $      --      $      --      $   69,970
    Current maturities of long-term debt ...         --            730          --             --             730
    Accounts payable and accrued liabilities       24,098      123,555           224           --         147,877
    Payable to affiliates ..................        2,140       14,073           612         (6,191)       10,634
    Accrued environmental costs ............        5,046         --          48,261           --          53,307
    Income taxes ...........................         --         13,604            12           --          13,616
    Deferred income taxes ..................         --          1,822          --             --           1,822
                                               ----------   ----------   -----------    -----------    ----------

        Total current liabilities ..........       31,284      223,754        49,109         (6,191)      297,956
                                               ----------   ----------   -----------    -----------    ----------

Noncurrent liabilities:
    Long-term debt .........................      194,000        1,363          --             --         195,363
    Notes payable to affiliate .............      324,695      194,000          --         (518,695)         --
    Deferred income taxes ..................       70,985       73,699           989           --         145,673
    Accrued environmental costs ............        6,729        8,699        41,705           --          57,133
    Accrued pension cost ...................        1,438       19,782          --             --          21,220
    Accrued postretirement benefits cost ...       15,039       14,365          --             --          29,404
    Other ..................................       15,460        7,812          --             --          23,272
                                               ----------   ----------   -----------    -----------    ----------

        Total noncurrent liabilities .......      628,346      319,720        42,694       (518,695)      472,065
                                               ----------   ----------   -----------    -----------    ----------

Minority interest ..........................         --            299         5,980           --           6,279
                                               ----------   ----------   -----------    -----------    ----------

Shareholders' equity .......................      344,488      651,293        36,292       (687,585)      344,488
                                               ----------   ----------   -----------    -----------    ----------

                                               $1,004,118   $1,195,066   $   134,075    $(1,212,471)   $1,120,788
                                               ==========   ==========   ===========    ===========    ==========

                                      F-50

                      NL INDUSTRIES, INC. AND SUBSIDIARIES
                   Condensed Consolidating Statement of Income
                          Year ended December 31, 2001
                                 (In thousands)

                                                                            Combined
                                               NL Industries                Non-guarantor
                                                    Inc.      Kronos, Inc.  Subsidiaries  Eliminations  Consolidated
                                               -------------  ------------  ------------  ------------  ------------

Revenues and other income:
    Net sales .................................    $   --      $835,099    $    --       $    --       $835,099
    Interest and dividends ....................      27,323      36,060        5,803       (57,968)      11,218
    Equity in income of subsidiaries ..........     154,410        --           --        (154,410)        --
    Litigation settlement gains, net ..........      11,730        --           --            --         11,730
    Insurance recoveries, net .................        --        17,468         --            --         17,468
    Other income (expense), net ...............       3,464       8,483          (11)          (18)      11,918
                                                   --------    --------    ---------     ---------     --------

                                                    196,927     897,110        5,792      (212,396)     887,433
                                                   --------    --------    ---------     ---------     --------
Costs and expenses:
    Cost of sales .............................        --       578,060         --            --        578,060
    Selling, general and administrative .......      13,831     109,535        1,146          --        124,512
    Interest ..................................      58,263      27,274         --         (57,968)      27,569
                                                   --------    --------    ---------     ---------     --------

                                                     72,094     714,869        1,146       (57,968)     730,141
                                                   --------    --------    ---------     ---------     --------

        Income before income taxes and minority
          interest ............................     124,833     182,241        4,646      (154,428)     157,292

Income tax expense ............................       3,426      31,483           16          --         34,925
                                                   --------    --------    ---------     ---------     --------

        Income before minority interest .......     121,407     150,758        4,630      (154,428)     122,367

Minority interest .............................        --            16          944          --            960
                                                   --------    --------    ---------     ---------     --------

        Net income ............................    $121,407    $150,742    $   3,686     $(154,428)    $121,407
                                                   ========    ========    =========     =========     ========

                                      F-51

                      NL INDUSTRIES, INC. AND SUBSIDIARIES
                   Condensed Consolidating Statement of Income
                          Year ended December 31, 2000
                                 (In thousands)


                                                                    Combined     Combined
                                                    NL Industries   Guarantor    Non-guarantor
                                                         Inc.      Subsidiaries  Subsidiaries   Eliminations  Consolidated
                                                    -------------  ------------  -------------  ------------  ------------
Revenues and other income:
    Net sales ....................................    $    --       $ 922,319     $    --       $      --       $   922,319
    Interest and dividends .......................       31,598        25,587         5,937         (52,443)         10,679
    Equity in income of subsidiaries .............      173,620          --            --          (173,620)           --
    Litigation settlement gains, net .............       69,465          --            --              --            69,465
    Other income, net ............................       12,595         5,834          --            (5,825)         12,604
                                                      ---------     ---------     ---------     -----------     -----------

                                                        287,278       953,740         5,937        (231,888)      1,015,067
                                                      ---------     ---------     ---------     -----------     -----------
Costs and expenses:
    Cost of sales ................................         --         610,449          --              --           610,449
    Selling, general and administrative ..........       25,381       112,429          (632)           --           137,178
    Interest .....................................       52,701        30,985          --           (52,443)         31,243
                                                      ---------     ---------     ---------     -----------     -----------

                                                         78,082       753,863          (632)        (52,443)        778,870
                                                      ---------     ---------     ---------     -----------     -----------

        Income before income taxes, minority
          interest and extraordinary item ........      209,196       199,877         6,569        (179,445)        236,197

Income tax expense ...............................       53,855        22,850            12           1,703          78,420
                                                      ---------     ---------     ---------     -----------     -----------

        Income before minority interest and
          extraordinary item .....................      155,341       177,027         6,557        (181,148)        157,777

Minority interest ................................         --              47         2,389            --             2,436
                                                      ---------     ---------     ---------     -----------     -----------

        Income before extraordinary item .........      155,341       176,980         4,168        (181,148)        155,341

Extraordinary item - early extinguishment of debt,
  net of tax benefit of $394 .....................         (732)         --            --              --              (732)
                                                      ---------     ---------     ---------     -----------     -----------

        Net income ...............................    $ 154,609     $ 176,980     $   4,168     $  (181,148)    $   154,609
                                                      =========     =========     =========     ===========     ===========

                      NL INDUSTRIES, INC. AND SUBSIDIARIES
                   Condensed Consolidating Statement of Income
                          Year ended December 31, 1999
                                 (In thousands)

                                                          Combined       Combined
                                          NL Industries   Guarantor      Non-guarantor
                                               Inc.      Subsidiaries    Subsidiaries   Eliminations    Consolidated
                                          -------------  ------------    -------------  ------------    ------------

Revenues and other income:
    Net sales .........................      $   --        $908,387      $    --         $    --         $908,387
    Interest and dividends ............        30,843        24,425          6,823         (53,129)         8,962
    Equity in income of subsidiaries ..       154,625          --             --          (154,625)          --
    Other income, net .................         4,565        10,119           --              --           14,684
                                             --------      --------      ---------       ---------       --------

                                              190,033       942,931          6,823        (207,754)       932,033
                                             --------      --------      ---------       ---------       --------

Costs and expenses:
    Cost of sales .....................          --         662,315           --              --          662,315
    Selling, general and administrative        16,037       116,138          2,167            --          134,342
    Interest ..........................        49,872        40,141           --           (53,129)        36,884
                                             --------      --------      ---------       ---------       --------

                                               65,909       818,594          2,167         (53,129)       833,541
                                             --------      --------      ---------       ---------       --------

        Income before income taxes
          and minority interest .......       124,124       124,337          4,656        (154,625)        98,492

Income tax benefit ....................        35,647        26,955          1,999            --           64,601
                                             --------      --------      ---------       ---------       --------

        Income before minority interest       159,771       151,292          6,655        (154,625)       163,093

Minority interest .....................          --              48          3,274            --            3,322
                                             --------      --------      ---------       ---------       --------

        Net income ....................      $159,771      $151,244      $   3,381       $(154,625)      $159,771
                                             ========      ========      =========       =========       ========

                                      F-53

                      NL INDUSTRIES, INC. AND SUBSIDIARIES
                 Condensed Consolidating Statement of Cash Flows
                          Year ended December 31, 2001
                                 (In thousands)

                                                                                 Combined
                                                   NL Industries                 Non-guarantor
                                                        Inc.       Kronos, Inc.  Subsidiaries   Eliminations  Consolidated
                                                   -------------   ------------  ------------   ------------  ------------


Net cash provided (used) by operating activities     $ (3,905)     $ 157,306      $ (3,169)     $(20,499)     $ 129,733
                                                     --------      ---------      --------      --------      ---------

Cash flows from investing activities:
    Capital expenditures .......................          (13)       (53,656)         --            --          (53,669)
    Property damaged by fire:
        Insurance proceeds .....................         --           23,361          --            --           23,361
        Other, net .............................         --           (3,205)         --            --           (3,205)
    Change in restricted cash equivalents and
      restricted marketable debt securities, net       18,539           --            --         (10,030)         8,509
    Loans to affiliates, net ...................         --          (69,678)       (9,650)       46,678        (32,650)
    Other, net .................................           24            399            (8)            8            423
                                                     --------      ---------      --------      --------      ---------
        Net cash provided (used) by investing
          activities ...........................       18,550       (102,779)       (9,658)       36,656        (57,231)
                                                     --------      ---------      --------      --------      ---------

Cash flows from financing activities:
    Indebtedness:
        Borrowings .............................         --            1,437          --            --            1,437
        Principal payments .....................         --          (22,428)         --            --          (22,428)
    Treasury stock purchased, net ..............      (14,784)          --            --            --          (14,784)
    Dividends, net .............................      (39,758)       (30,500)          (29)       30,529        (39,758)
    Loans from affiliates ......................       46,678           --            --         (46,678)          --
    Other, net .................................         --                3          --              (8)            (5)
                                                     --------      ---------      --------      --------      ---------

        Net cash used by financing activities ..       (7,864)       (51,488)          (29)      (16,157)       (75,538)
                                                     --------      ---------      --------      --------      ---------

Cash and cash equivalents:
    Net change from:
        Operating, investing and financing
          activities ...........................        6,781          3,039       (12,856)         --           (3,036)
        Currency translation ...................         --           (1,301)           (4)         --           (1,305)
                                                     --------      ---------      --------      --------      ---------
                                                        6,781          1,738       (12,860)         --           (4,341)
    Balance at beginning of year ...............        3,632         52,979        63,767          --          120,378
                                                     --------      ---------      --------      --------      ---------

    Balance at end of year .....................     $ 10,413      $  54,717      $ 50,907      $   --        $ 116,037
                                                     ========      =========      ========      ========      =========


                      NL INDUSTRIES, INC. AND SUBSIDIARIES
                 Condensed Consolidating Statement of Cash Flows
                          Year ended December 31, 2000
                                 (In thousands)

                                                                   Combined      Combined
                                                  NL Industries    Guarantor     Non-guarantor
                                                       Inc.       Subsidiaries   Subsidiaries   Eliminations  Consolidated
                                                  -------------   ------------   -------------  ------------  ------------

Net cash provided by operating activities ......     $ 12,318      $ 177,642      $  4,795      $(55,000)     $ 139,755
                                                     --------      ---------      --------      --------      ---------

Cash flows from investing activities:
    Capital expenditures .......................          (23)       (31,066)         --            --          (31,089)
    Purchase of Tremont Corporation common stock      (26,040)          --            --            --          (26,040)
    Change in restricted cash equivalents ......        4,480           --          (3,850)         --              630
    Loans to affiliates ........................       50,000       (115,856)       55,000        10,856           --
    Other, net .................................          107             77          --              80            264
                                                     --------      ---------      --------      --------      ---------
        Net cash provided (used) by investing
          activities ..........................        28,524       (146,845)       51,150        10,936        (56,235)
                                                     --------      ---------      --------      --------      ---------

Cash flows from financing activities:
    Indebtedness:
        Borrowings .............................         --           44,923          --            --           44,923
        Principal payments .....................      (50,000)       (29,162)         --            --          (79,162)
    Treasury stock:
        Purchased ..............................      (30,886)          --            --            --          (30,886)
        Reissued ...............................        2,091           --            --            --            2,091
    Dividends, net .............................      (32,686)       (55,000)         --          55,000        (32,686)
    Loans from affiliates ......................       60,856        (50,000)         --         (10,856)          --
    Other, net .................................         --               (6)           80           (80)            (6)
                                                     --------      ---------      --------      --------      ---------
        Net cash provided (used) by financing
          activities ...........................      (50,625)       (89,245)           80        44,064        (95,726)
                                                     --------      ---------      --------      --------      ---------

Cash and cash equivalents:
    Net change from:
        Operating, investing and financing
          activities ...........................       (9,783)       (58,448)       56,025          --          (12,206)
        Currency translation ...................         --           (1,635)           (5)         --           (1,640)
                                                     --------      ---------      --------      --------      ---------
                                                       (9,783)       (60,083)       56,020          --          (13,846)
    Balance at beginning of year ...............       13,415        113,062         7,747          --          134,224
                                                     --------      ---------      --------      --------      ---------

    Balance at end of year .....................     $  3,632      $  52,979      $ 63,767      $    --       $ 120,378
                                                     ========      =========      ========      ========      =========


                      NL INDUSTRIES, INC. AND SUBSIDIARIES
                 Condensed Consolidating Statement of Cash Flows
                          Year ended December 31, 1999
                                 (In thousands)


                                                                   Combined      Combined
                                                  NL Industries    Guarantor     Non-guarantor
                                                       Inc.       Subsidiaries   Subsidiaries   Eliminations  Consolidated
                                                  -------------   ------------   -------------  ------------  ------------

Net cash provided (used) by operating activities     $ 28,742      $ 134,937      $(5,371)     $(50,000)     $ 108,308
                                                     --------      ---------      -------      --------      ---------

Cash flows from investing activities:
    Capital expenditures .......................       (2,856)       (32,703)        --            --          (35,559)
    Change in restricted cash equivalents ......      (12,065)          --          6,889          --           (5,176)
    Other, net .................................          (17)         2,334         --              27          2,344
                                                     --------      ---------      -------      --------      ---------

        Net cash provided (used) by investing
          activities ...........................      (14,938)       (30,369)       6,889            27        (38,391)
                                                     --------      ---------      -------      --------      ---------

Cash flows from financing activities:
    Indebtedness:
        Borrowings .............................         --           82,038         --            --           82,038
        Principal payments .....................         --         (155,787)        --            --         (155,787)
    Treasury stock purchased ...................       (7,000)          --           --            --           (7,000)
    Dividends, net .............................       (7,242)       (50,030)          30        50,000         (7,242)
    Other, net .................................         --               (6)          27           (27)            (6)
                                                     --------      ---------      -------      --------      ---------

        Net cash provided (used) by financing
          activities ...........................      (14,242)      (123,785)          57        49,973        (87,997)
                                                     --------      ---------      -------      --------      ---------

Cash and cash equivalents:
    Net change from:
        Operating, investing and financing
          activities ...........................         (438)       (19,217)       1,575          --          (18,080)
        Currency translation ...................         --           (2,649)        --            --           (2,649)
                                                     --------      ---------      -------      --------      ---------
                                                         (438)       (21,866)       1,575          --          (20,729)
    Balance at beginning of year ...............       13,853        134,928        6,172          --          154,953
                                                     --------      ---------      -------      --------      ---------

    Balance at end of year .....................     $ 13,415      $ 113,062      $ 7,747      $   --        $ 134,224
                                                     ========      =========      =======      ========      =========

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULES


To the Board of Directors of NL Industries, Inc.:

        Our audits of the consolidated financial statements referred to in our report dated March 1, 2002 appearing on page F-2 in the 2001 Annual Report to Shareholders on Form 10-K of NL Industries, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the financial statement schedules listed in Item 14(a) and (d) of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.




                                                      PricewaterhouseCoopers LLP

Houston, Texas
March 1, 2002

                      NL INDUSTRIES, INC. AND SUBSIDIARIES
            SCHEDULE I-CONDENSED FINANCIAL INFORMATION OF REGISTRANT
            --------------------------------------------------------
                            Condensed Balance Sheets
                           December 31, 2001 and 2000
                                 (In thousands)

                                                            2001         2000
                                                         ----------   ----------
                            ASSETS
Current assets:
    Cash and cash equivalents ........................   $   10,413   $    3,632
    Restricted cash equivalents ......................       63,257       69,242
    Restricted marketable debt securities ............        3,583         --
    Accounts and notes receivable ....................        1,621          172
    Receivable from subsidiaries .....................        8,106        6,189
    Refundable income taxes ..........................         --         10,512
    Prepaid expenses .................................          551          347
    Deferred income taxes ............................        6,371        6,394
                                                         ----------   ----------

        Total current assets .........................       93,902       96,488
                                                         ----------   ----------

Other assets:
    Marketable equity securities .....................          216          452
    Notes receivable from subsidiary .................      194,000      194,000
    Investment in subsidiaries .......................    1,072,551      687,300
    Restricted marketable debt securities ............       16,121       17,942
    Prepaid pension cost .............................        2,368        1,772
    Other ............................................        1,318        1,739
                                                         ----------   ----------

        Total other assets ...........................    1,286,574      903,205
                                                         ----------   ----------

Property and equipment, net ..........................        3,725        4,425
                                                         ----------   ----------

                                                         $1,384,201   $1,004,118
                                                         ==========   ==========
             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued liabilities .........   $   23,544   $   24,098
    Payable to affiliates ............................        1,083        2,140
    Accrued environmental costs ......................       10,529        5,046
    Income taxes .....................................           96         --
                                                         ----------   ----------

        Total current liabilities ....................       35,252       31,284
                                                         ----------   ----------

Noncurrent liabilities:
    Long-term debt ...................................      194,000      194,000
    Notes payable to affiliates ......................      655,918      324,695
    Deferred income taxes ............................       78,708       70,985
    Accrued environmental costs ......................        7,489        6,729
    Accrued pension cost .............................        1,427        1,438
    Accrued postretirement benefits cost .............       16,806       15,039
    Other ............................................        7,658       15,460
                                                         ----------   ----------

        Total noncurrent liabilities .................      962,006      628,346
                                                         ----------   ----------

Shareholders' equity .................................      386,943      344,488
                                                         ----------   ----------

                                                         $1,384,201   $1,004,118
                                                         ==========   ==========

Contingencies (Note 4)

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

      --------------------------------------------------------------------

                         Condensed Statements of Income

                  Years ended December 31, 2001, 2000 and 1999

                                 (In thousands)


                                                         2001         2000         1999
                                                       ---------    ---------    ---------

Revenues and other income:
    Equity in income from continuing operations of
      subsidiaries .................................   $ 154,410    $ 173,620    $ 154,625
    Interest and dividends .........................       4,354        2,961        1,184
    Interest income from subsidiaries ..............      22,969       28,637       29,659
    Securities transactions, net ...................      (1,133)       8,356         --
    Litigation settlement gains, net ...............      11,730       69,465         --
    Other income, net ..............................       4,597        4,239        4,565
                                                       ---------    ---------    ---------

                                                         196,927      287,278      190,033
                                                       ---------    ---------    ---------
Costs and expenses:
    General and administrative .....................      13,831       25,381       16,037
    Interest .......................................      58,263       52,701       49,872
                                                       ---------    ---------    ---------

                                                          72,094       78,082       65,909
                                                       ---------    ---------    ---------

        Income before income taxes and extraordinary
          item .....................................     124,833      209,196      124,124

Income tax expense (benefit) .......................       3,426       53,855      (35,647)
                                                       ---------    ---------    ---------

        Income before extraordinary item ...........     121,407      155,341      159,771

Extraordinary item .................................        --           (732)        --
                                                       ---------    ---------    ---------

        Net income .................................   $ 121,407    $ 154,609    $ 159,771
                                                       =========    =========    =========

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

      --------------------------------------------------------------------

                       Condensed Statements of Cash Flows

                  Years ended December 31, 2001, 2000 and 1999

                                 (In thousands)


                                                        2001         2000         1999
                                                     ---------    ---------    ---------

Cash flows from operating activities:
    Net income ...................................   $ 121,407    $ 154,609    $ 159,771
    Equity in income of subsidiaries .............    (154,410)    (173,620)    (154,625)
    Distributions from subsidiaries ..............      30,500       55,000       50,000
    Noncash interest income, net .................      (3,113)        (932)        (390)
    Deferred income taxes ........................       7,498       71,837      (18,071)
    Securities gains, net ........................       1,133       (8,356)        --
    Litigation settlement gains, net .............     (10,307)     (69,465)        --
    Other, net ...................................       1,824       (4,399)      (3,164)
                                                     ---------    ---------    ---------

                                                        (5,468)      24,674       33,521

    Change in assets and liabilities, net ........       1,563      (12,356)      (4,779)
                                                     ---------    ---------    ---------

        Net cash provided (used) by operating
          activities .............................      (3,905)      12,318       28,742
                                                     ---------    ---------    ---------

Cash flows from investing activities:
    Change in restricted cash equivalents and
      restricted marketable debt securities, net .      18,539        4,480      (12,065)
    Capital expenditures .........................         (13)         (23)      (2,856)
    Purchase of Tremont Corporation common stock .        --        (26,040)        --
    Loans to affiliates ..........................        --         50,000         --
    Investments in subsidiaries ..................        --            (80)         (27)
    Proceeds from disposition of marketable equity
      securities .................................           4          158         --
    Other, net ...................................          20           29           10
                                                     ---------    ---------    ---------

        Net cash provided (used) by investing
          activities .............................      18,550       28,524      (14,938)
                                                     ---------    ---------    ---------

                                      S-4

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

      --------------------------------------------------------------------

                 Condensed Statements of Cash Flows (Continued)

                  Years ended December 31, 2001, 2000 and 1999

                                 (In thousands)


                                                           2001        2000        1999
                                                         --------    --------    --------

Cash flows from financing activities:
    Dividends ........................................   $(39,758)   $(32,686)   $ (7,242)
    Treasury stock:
        Purchased ....................................    (15,502)    (30,886)     (7,210)
        Reissued .....................................        718       2,091         210
    Indebtedness - principal payments ................       --       (50,000)       --
    Loans from affiliates ............................     46,678      60,856        --
                                                         --------    --------    --------

        Net cash used by financing activities ........     (7,864)    (50,625)    (14,242)
                                                         --------    --------    --------

    Net change from operating, investing and financing
      activities .....................................      6,781      (9,783)       (438)
    Balance at beginning of year .....................      3,632      13,415      13,853
                                                         --------    --------    --------

    Balance at end of year ...........................   $ 10,413    $  3,632    $ 13,415
                                                         ========    ========    ========

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

     ----------------------------------------------------------------------

                    Notes to Condensed Financial Information


Note 1 - Basis of presentation:

        The Consolidated Financial Statements of NL Industries, Inc. (the "Company") and the related Notes to Consolidated Financial Statements are incorporated herein by reference.

Note 2 - Net receivable from (payable to) subsidiaries and affiliates:

                                                            December 31,
                                                     ---------------------------
                                                        2001             2000
                                                     ---------        ---------
                                                           (In thousands)

Current:
    Receivable from:
        Kronos:
            Income taxes .....................       $      64        $   1,260
            Other, net .......................           4,943            4,103
        Valhi - income taxes .................           2,194             --
        TIMET ................................             459                1
        CompX ................................              45               82
        Other ................................             401              743
                                                     ---------        ---------

                                                     $   8,106        $   6,189
                                                     =========        =========

    Payable to:

        Tremont ..............................       $    (553)       $  (1,925)
        EMS ..................................             (74)            (146)
        Other ................................            (456)             (69)
                                                     ---------        ---------

                                                     $  (1,083)       $  (2,140)
                                                     =========        =========

Noncurrent:
    Notes receivable from Kronos .............       $ 194,000        $ 194,000
                                                     =========        =========

    Notes payable to:
        Kronos ...............................       $(655,918)       $(301,695)
        EMS ..................................            --            (23,000)
                                                     ---------        ---------

                                                     $(655,918)       $(324,695)
                                                     =========        =========

Note 3 - Long-term debt:

        See Note 11 of the Consolidated Financial Statements for a description of the Notes. The Company's $194 million of 11.75% Senior Secured Notes at December 31, 2001 are due October 2003. The Company has guaranteed Kronos' non-U.S. dollar-denominated notes payable of $46 million.

Note 4 - Contingencies:

See Legal proceedings in Note 20 to the Consolidated Financial Statements.

                      NL INDUSTRIES, INC. AND SUBSIDIARIES

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                 (In thousands)

                                                                 Charges
                                                  Balance at     (credits)                    Currency
                                                  beginning     to costs and                 translation     Balance at
                    Description                    of year        expenses    Deductions     adjustments    end of year
                    -----------                   ----------    ------------  ----------     -----------    -----------

Year ended December 31, 2001:
    Allowance for doubtful accounts and notes
      receivable ............................      $ 2,222      $  485      $   (245)(a)      $  (104)      $ 2,358
                                                   =======      ======      ========          =======       =======


    Amortization of intangibles .............      $  --        $ --        $   --            $  --         $  --
                                                   =======      ======      ========          =======       =======

Year ended December 31, 2000:
    Allowance for doubtful accounts and notes
      receivable ............................      $ 2,075      $  342      $    (67)(a)      $  (128)      $ 2,222
                                                   =======      ======      ========          =======       =======

    Amortization of intangibles .............      $22,095      $  113      $(20,429)         $(1,779)      $  --
                                                   =======      ======      ========          =======       =======

Year ended December 31, 1999:
    Allowance for doubtful accounts and notes
      receivable ............................      $ 2,377      $  140      $   (180)(a)      $  (262)      $ 2,075
                                                   =======      ======      ========          =======       =======

    Amortization of intangibles .............      $23,704      $1,851      $   --            $(3,460)      $22,095
                                                   =======      ======      ========          =======       =======


(a)     Amounts written off, less recoveries.

Certain prior-year amounts have been reclassified to conform to the current year presentation.